Prospectus Supplement No. 2 (to Prospectus dated March 25, 2014)	Filed Pursuant to 424(b)(3) Registration No. 333-194512

4,000,000 Shares

Common Stock

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 25, 2014 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 4,000,000 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Quarterly Report on Form 10-Q for Fiscal Quarter Ended March 31, 2014; Current Reports

This prospectus supplement incorporates into our Prospectus (i) the information contained in our attached quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 that we filed with the Securities and Exchange Commission on May 13, 2014 (the “Quarterly Report”); (ii) the information contained in our attached current report on Form 8-K that we filed with the Securities and Exchange Commission on May 5, 2014 (the “May 5 Form 8-K”); and (iii) the information contained in our attached current report on Form 8-K that we filed with the Securities and Exchange Commission on May 1, 2014 (the May 1 Form 8-K”). Each of the Quarterly Report, as filed (but without the exhibits filed with the Quarterly Report), the May 5 Form 8-K, as filed and the May 1 Form 8-K, as filed is set forth below.

The information contained in this Prospectus Supplement No. 2 supplements and supersedes, in relevant part, the information contained in the Prospectus, as amended and supplemented to date. This Prospectus Supplement No. 2 is incorporated by reference into, and should be read in conjunction with, the Prospectus, as amended and supplemented to date, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, as amended and supplemented to date.

The Prospectus, together with Prospectus Supplement No. 1 and this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common stock trades on The NASDAQ Capital Market under the symbol “RGDO.” The last reported sale price of our common stock on May 12, 2014 was $5.68 per share. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and the Risk Factors identified in our Quarterly Report for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-35953

REGADO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 03-0422069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

(908) 580-2100

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 13, 2014, 33,609,212 shares of common stock, $0.001 par value per share, were outstanding.

REGADO BIOSCIENCES, INC.

FORM 10-Q

Quarter Ended March 31, 2014

Page

Part I—Financial Information	1

Cautionary Statement Regarding Forward-Looking Statements	1

Item 1. Financial Statements	2

Consolidated Balance Sheets at March 31, 2014 (Unaudited) and December 31, 2013	2

Consolidated Statements of Comprehensive Loss for the Three Months Ended March 31, 2014 and 2013 and for the Period from Inception to March 31, 2014 (Unaudited)	3

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2014 and 2013 and for the Period from Inception to March 31, 2014 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

Item 3. Quantitative and Qualitative Disclosures About Market Risk	25

Item 4. Controls and Procedures	25

Part II—Other Information	27

Item 1. Legal Proceedings	27

Item 1A. Risk Factors	27

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	34

Item 3. Defaults upon Senior Securities	34

Item 4. Mine Safety Disclosures	34

Item 5. Other Information	35

Item 6. Exhibits	35

Signatures	36

Exhibit Index	37

PART I

Cautionary Statement Regarding Forward-Looking Statements

This quarterly report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our “critical accounting estimates”; our plans to complete our single, open-label 13,200 subject Phase 3 trial of Revolixys™ Kit, formerly known as REG1; our ability to satisfy domestic and international regulatory requirements with respect to Revolixys and our other product candidates, many of which are new and still evolving, and the labeling under any approval we may obtain; the performance of contract research organizations who conduct our clinical trials for us; the performance of third-party manufacturers who supply or manufacture our products; our ability to develop commercialization and marketing capabilities or to enter into strategic partnerships to develop and commercialize Revolixys or any of our other product candidates; the timing and success of the commercialization of Revolixys or any of our other product candidates; the rate and degree of market acceptance of Revolixys; the size and growth of the potential markets for Revolixys and our ability to serve those markets; our plans to expand the indications of Revolixys; our ability to discover, develop and commercialize novel and innovative therapies using our proprietary technology platform; regulatory developments in the United States and foreign countries; competition from existing antithrombotic drugs or new antithrombotic drugs that may emerge; potential product liability claims; our ability to attract and retain a sufficient number of scientists, clinicians, sales personnel and other key personnel; our ability to obtain, maintain, defend and enforce intellectual property rights protecting our product candidates; the accuracy of our estimates regarding expenses and capital requirements and our ability to adequately support future growth; and the risk factors listed in our Annual Report on Form 10-K and in this report under the heading “Risk Factors”. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this report or the date of the document incorporated by reference into this report. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

1

Item 1.	FINANCIAL STATEMENTS

Regado Biosciences, Inc.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$34,838	$30,688
Restricted cash	1,082	82
Prepaid expenses	2,351	2,147
Other assets	5,675	6,211

Total current assets	43,946	39,128

Property and equipment, net	131	108
Intangible assets, net	1,928	1,823
Other non-current assets	4,490	4,694

Total assets	$50,495	$45,753

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,290	$1,557
Accrued expenses	7,161	5,524
Warrant liability	70	19
Current portion of long-term debt	3,500	2,000

Total current liabilities	12,021	9,100
Long-term debt	998	2,452

Total liabilities	13,019	11,552

Commitments
Stockholders’ equity:
Series F convertible preferred stock; stated value of $1,000, 1,000,000 shares authorized, 10,000 and 0 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	24,824	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 23,329,751 and 21,310,614 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	23	21
Additional paid-in-capital	173,456	179,159
Deficit accumulated during the development stage	(160,827)	(144,979)

Total stockholders’ equity	37,476	34,201

Total liabilities and stockholders’ equity	$50,495	$45,753

The accompanying notes are an integral part of these consolidated financial statements.

2

Regado Biosciences, Inc.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,		Period from Inception (December 19, 2001) to
	2014	2013	March 31, 2014
Revenue:
Grant revenue	$—	$—	$832

Total revenue	—	—	832

Operating expenses:
Research and development	13,115	1,732	121,618
General and administrative	2,549	1,444	40,744

Total operating expenses	15,664	3,176	162,362

Loss from operations	(15,664)	(3,176)	(161,530)

Other (expense) income:
Realized gain on investments	—	—	176
Interest income	3	1	2,881
Interest expense	(187)	(115)	(2,354)

Total other (expense) income	(184)	(114)	703

Net loss	$(15,848)	$(3,290)	$(160,827)
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—	(14,840)

Net loss attributable to stockholders	$(30,688)	$(3,290)	$(175,667)
Net loss attributable to preferred stockholders	163	—	623

Net loss attributable to common stockholders—basic and diluted	$(30,525)	$(3,290)	$(175,044)

Comprehensive loss applicable to all stockholders	$(30,688)	$(3,290)	$(175,667)

Loss per share – basic and diluted	$(1.30)	$(14.87)	$(138.80)

Weighted-average common shares – basic and diluted	23,496,033	221,272	$1,261,148

The accompanying notes are an integral part of these consolidated financial statements

3

Regado Biosciences, Inc.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,		Period from Inception (December 19, 2001) to
	2014	2013	March 31, 2014
Cash flows used in operating activities:
Net loss	$(15,848)	$(3,290)	$(160,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24	10	2,419
Amortization of patents and licenses	35	38	1,842
Impairment of patents	—	—	636
Accrued final bank fee	22	—	77
Amortization of debt discount	24	—	85
Amortization of debt issuance costs	8	6	164
Change in fair value of warrant liability	51	—	(9)
Stock-based compensation	485	97	6,084
Loss on disposal of property and equipment	—	—	30
Gain on sale of investments	—	—	(176)
Changes in operating assets and liabilities:
Prepaid expenses	(204)	(902)	(2,351)
Other assets	561	(88)	(5,650)
Other non-current assets	196	—	(4,462)
Accounts payable	(267)	486	1,290
Accrued expenses	1,496	499	7,020

Net cash used in operating activities	(13,417)	(3,144)	(153,828)

Cash flows used in investing activities:
Change in restricted cash	(1,000)	—	(1,082)
Purchase of property and equipment	(47)	(13)	(2,583)
Proceeds received on disposal of property and equipment	—	—	5
Purchase of investments	—	—	(163,683)
Proceeds from sales of investments	—	—	163,859
Patent and license acquisition costs	(140)	(92)	(4,406)
Proceeds received from sale of patents	—	—	100

Net cash used in investing activities	(1,187)	(105)	(7,790)

Cash flows from financing activities:
Proceeds from borrowing on convertible notes payable	—	—	14,980
Proceeds from borrowings on bank loan	—	—	10,500
Repayment of borrowings on bank loan	—	(630)	(6,000)
Payment of bank origination fee	—	—	(85)
Payment of debt issuance costs	—	—	(252)
Proceeds from issuance of common stock, net of underwriting discounts and fees	18,800	—	62,218
Payment of offering costs	(99)	—	(2,442)
Proceeds from sale of preferred stock, net of issuance costs	—	(50)	117,233
Proceeds from issuance of common stock from exercise of options and warrants	53	—	304

Net cash provided by financing activities	18,754	(680)	196,456

Net increase (decrease) in cash and cash equivalents	$4,150	$(3,929)	$34,838
Cash and cash equivalents, beginning of period	30,688	14,764	—

Cash and cash equivalents, end of period	$34,838	$10,835	$34,838

Supplemental disclosures of cash flow information:
Cash paid for interest	$82	$108	$1,450
Supplemental disclosure of non-cash investing and financing activities:
Conversion of preferred stock into common stock	$—	$—	$132,213
Conversion of note payable and interest into preferred stock	$—	$—	$15,151
Exchange of common stock for convertible preferred stock, net of issuance costs	$24,824	$—	$24,824
Fair value of Series F Preferred Stock beneficial conversion feature	$14,840	$—	$14,840
Accretion of deemed dividend on Series F Convertible Preferred Stock	$(14,840)	$—	$(14,840)
Accrued common stock issuance and offering costs	$100	$—	$100
Stock issued for cash held in escrow	$—	$5,155	$5,155

The accompanying notes are an integral part of these consolidated financial statements.

4

Regado Biosciences, Inc.

(a development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Description of Business

Regado Biosciences, Inc. (the “Company” or “we” or “our” or “us”) is a development stage enterprise incorporated in the State of Delaware on December 19, 2001, operating primarily in Basking Ridge, New Jersey and Durham, North Carolina. We are focused on the discovery and development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. Each of our product candidates consists of a two-component system: an antithrombotic aptamer and its specific active control agent. Our lead product candidate, Revolixys™ Kit, formerly known as REG1, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys is being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Our actively controllable product candidates have the potential to improve patient outcomes, enhance the patient experience and reduce overall treatment costs. In September 2013, we commenced our single, open-label, 13,200 subject Phase 3 trial of Revolixys in patients undergoing PCI (excluding ST elevated myocardial infarction, or STEMI), or the REGULATE-PCI trial. This development program has been granted Fast Track designation by the FDA.

2. Basis of Presentation

Principles of Consolidation

In March 2013, we incorporated Regado Biosciences Europe Limited, a wholly owned subsidiary registered in England and Wales, in order to establish a legal presence in the European Union (the “EU”) for the purpose of conducting clinical trials in the EU. Regado Biosciences Europe Limited had no operations during the quarters ended March 31, 2014 and 2013.

The accompanying consolidated financial statements include the accounts of Regado Biosciences, Inc. and its wholly owned subsidiary, Regado Biosciences Europe Limited. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Data

The accompanying interim consolidated financial statements are unaudited. These unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information under Article 210.8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles, or GAAP, for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and the accompanying notes for the year ended December 31, 2013 contained in the Company’s Annual Report on Form 10-K. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary to state fairly our financial position as of March 31, 2014; the results of our operations for the three months ended March 31, 2014 and 2013 and for the period from inception through March 31, 2014; and our cash flows for the three months ended March 31, 2014 and 2013 and for the period from inception through March 31, 2014. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the operating results for the full year or any other interim period.

Going Concern Uncertainty

Our financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Operations since inception have consisted primarily of developing and acquiring product technologies and securing financing.

The accompanying financial statements have been prepared assuming that we will operate as a going concern. We have suffered negative cash flows from operating activities of $13.4 million during the three months ended March 31, 2014 and a net accumulated deficit of $160.8 million since inception as of March 31, 2014. Prior to our initial public offering (“IPO”), we were funded primarily through the issuance of preferred stock and debt. We will require additional capital until such time that we can generate operating revenue in excess of operating expenditures. Our plans include continued product development and a move toward completion of clinical trials. We will continue to closely monitor and analyze expenses and make adjustments as necessary to prioritize business operations. We believe that the net proceeds from our recent common stock offerings to new and existing investors (see Notes 6 and 12), will be sufficient for us to fund the REGULATE-PCI trial and operations through the first quarter of 2015. We will need to raise additional financing to fund projected operations through the remainder of 2015 and we can provide no assurances that such additional financing will be available on favorable terms, or at all. Actual results may differ from estimates and the financial statements do not include any adjustments that might be necessary if we are unable to fund operations.

5

Reclassifications

We have reclassified certain costs associated with research and development activities, including all laboratory and clinical indirect costs, laboratory and clinical personnel stock compensations costs, and patent and product license amortization and patent impairment costs for the quarter ended March 31, 2013, and for the period from inception through March 31, 2014, from general and administrative expense to research and development expense in the accompanying consolidated statements of comprehensive loss. These reclassifications did not have any impact on our loss from operations or net loss for the quarter ended March 31, 2013, or for the period from inception through March 31, 2014.

The aforementioned classifications were made to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Limited Suppliers

We do not have a manufacturing infrastructure and do not intend to develop one for the foreseeable future. We have agreements with third-party contract manufacturing organizations (“CMOs”), to supply bulk drug substances for our product candidates and with third parties to formulate, package and distribute our drug product candidates. Our employees include professionals with expertise in pharmaceutical manufacturing development who oversee the manufacture and distribution of our drug product candidates by third-party companies. We may not currently have sufficient amounts of Revolixys™ Kit on hand to complete enrollment in the REGULATE-PCI trial, however the Company is currently contracted to produce what we expect to be sufficient amounts of Revolixys™ Kit in mid 2014 to complete the REGULATE-PCI trial. The Company may not have enough bivalirudin to complete REGULATE-PCI and may need to secure additional quantities to complete the trial. All of the drug substances used in our product candidates are manufactured by single suppliers. While we have not experienced any supply disruptions, the number of oligonucleotide manufacturers is limited. In the event it is necessary or advisable to acquire supplies from an alternative supplier, we might not be able to obtain them on commercially reasonable terms, if at all. It could also require significant time and expense to redesign our manufacturing processes to work with another supplier. Formulation and distribution of our finished drug product candidates are also conducted by a single supplier but we believe that alternative sources for these services are readily available on commercially reasonable terms.

Clinical Trial Supplies

We capitalize materials that will be used in our REGULATE-PCI clinical trial that also have an alternative future use in either ongoing or future clinical research and development projects. Clinical trial supplies may comprise material used to manufacture active pharmaceutical ingredients (“API”) used to develop our product candidates, in-process or completed API, in-process or completed unlabeled finished drug product and labeled finished drug product. Clinical trial supplies are stated at cost, using the first-in, first-out method (“FIFO”), and are reported in the accompanying consolidated balance sheets in other current assets. Clinical trial supplies that are determined to be unsuitable for future use are immediately expensed; otherwise clinical trial supplies are expensed when shipped to clinical sites for use in clinical studies or when used in other research and development projects.

We utilize CMOs to produce API and finished drug product for use in clinical trials. As we do not have facilities that meet the requisite regulatory requirements for storage of API or finished drug product produced, we use a third-party facility for storage. Upon release from the manufacturer, API is shipped to a third-party storage facility. For production of finished drug product, API is shipped from the storage facility to the finished drug product manufacturing site. Unlabelled finished drug product is either shipped from the manufacturer back to the third-party storage facility or directly to the third-party labeling site. Labelled finished drug product is held by the third-party labeling site until it is shipped to the clinical sites for trial use.

We do not have multiple sources of supply for the components of our finished drug product. If we are unable to obtain the supplies needed at a reasonable price or on a timely basis, it could have a material adverse effect on our ability to complete the development of our finished drug product.

6

As of March 31, 2014 clinical trial supplies included in other current assets were $4.0 million, of which $1.6 million and $2.4 million represented in-process API held at the manufacturer and drug product located at depots, respectively. As of December 31, 2013, clinical trial supplies included in other current assets were $4.6 million of which $1.6 million and $3.0 million represented API held at the third party storage facility and drug product located at depots, respectively.

Clinical Agreements

We enter into various clinical trial agreements with academic research organizations (“AROs”) and clinical research organizations (“CROs”) for the planning, management and execution of clinical trials. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. Costs for ARO and CRO contracts are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred; such costs are charged to research and development expense in the accompanying consolidated statements of comprehensive loss. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. Upfront contract signing fees are amortized over the life of the respective contract; unamortized contract signing fees are included in other non-current assets. Cumulative amortization costs are $0.5 million as of March 31, 2014.

In the accompanying consolidated balance sheet as of March 31, 2014, prepaid expenses include $1.5 million related to clinical agreements, and other non-current assets include $4.3 million of upfront payments of which $2.8 million will be applied to final invoices as required under the respective contract, and $1.5 million will be amortized as contract signing costs over the remaining life of the respective contract, or approximately three years. By comparison, prepaid expenses on the December 31, 2013 consolidated balance sheet included $1.1 million related to clinical agreements. Other non-current assets included $4.5 million of upfront payments of which $2.8 million were be applied to final invoices as required under the respective contract, and $1.7 million were be amortized as contract signing costs over the remaining life of the respective contract, or approximately three years.

In general, our ARO and CRO service agreements permit either party to terminate at will, although we would continue to be responsible for payment of all services completed (or pro-rata completed) at the time of notice of termination, plus any non-cancellable expenses that have been entered into by the ARO and CRO on the Company’s behalf. Accordingly, such expenses would be accrued at time of contract termination and any prepaid expenses and unamortized advance payments would be expensed, accordingly.

Restricted Cash

The Company has accrued $1.0 million for license obligations to Archemix. The funds are classified in restricted cash and are on deposit in an interest-bearing escrow account pending payment.

Intangible Assets

The Company’s policy is to file patent application(s) to protect technology, inventions and improvements that are considered important to the development of its business. The patent positions of technology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. Upon receipt of a patent grant, respective costs are amortized over the remaining life of the patent.

The Company amortizes license agreements over the stated contractual life.

Research and Development

Research and development (“R&D”) expenses include direct and indirect R&D costs. Direct R&D consists principally of external costs, such as fees paid to investigators, license and patent amortization and related impairment, consultants central laboratories and clinical research organizations, including costs incurred in connection with our clinical trials, and related clinical trial fees and all employee-related expenses for those employees working in research and development functions, including stock-based compensation for R&D personnel. Indirect R&D costs include overhead costs related to facilities, depreciation, insurance, and small supplies that are not allocated to specific product candidates or indications. R&D costs are expensed as incurred.

7

Stock-based Compensation

In accordance with ASC Topic 718, Stock Compensation, as modified or supplemented, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of our common stock until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

Series F Convertible Preferred Stock

The Series F convertible preferred stock was deemed to have a beneficial conversion feature (a “BCF”). See Note 6 for further detail regarding the accounting for the Series F convertible preferred stock and this feature.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common stock equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock, options outstanding under our stock option plan and warrants.

3. Fair Value of Financial Instruments

The following table (in thousands) sets forth our assets and liabilities that were measured at fair value on a recurring basis at March 31, 2014 and at December 31, 2013 by level within the fair value hierarchy. As required by ASC 820-10, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

	As of March 31, 2014				As of December 31, 2013
Assets and Liabilities	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2014	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Assets:
Money market funds	$35,541	$—	$—	$35,541	$30,325	$—	$—	$30,325

Total assets at fair value	$35,541	$—	$—	$35,541	$30,325	$—	$—	$30,325

Liabilities:
Warrant liability	$—	$—	$70	$70	$—	$—	$19	$19

Total liabilities at fair value	$—	$—	$70	$70	$—	$—	$19	$19

The change in the fair value measurement using significant unobservable inputs (Level 3) is summarized below (in thousands):

Balance at December 31, 2013	$19

Change in fair value recorded as interest income	—
Change in fair value recorded as interest expense	51

Balance at March 31, 2014	$70

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The warrant liability represents our allocation of a portion of the proceeds from the May 2013 Comerica Loan (as defined in Note 5). The allocation of the proceeds from the Comerica Loan was based on the fair value of the warrant liability on the date of grant. We accounted for the warrant liability in accordance with ASC Topic 815, Derivatives and Hedging, which requires that equity contracts not indexed to the issuer’s own stock and not meeting the definition of a derivative should be reported as an asset or liability. We utilized the Binomial pricing model to determine the fair value of the warrant liability. We record changes in the fair value of the warrant liability as interest expense or interest income, as applicable.

We used significant assumptions in estimating the fair value of the warrant liability including the estimated volatility, risk free interest rate, estimated fair value of the preferred shares, and the estimated life of the warrant. These assumptions were used to establish an expected set of cash flows which were probability-weighted and discounted to present value to determine a fair value.

4. Accrued Expenses

The components of accrued expenses are as follows (in thousands):

	March 31, 2014	December 31, 2013
Accrued license milestones	$1,000	$1,000
Accrued obligations under clinical contracts	3,527	1,957
Accrued legal and professional services	227	152
Accrued VAT expenses	780	780
Accrued interest	24	24
Accrued compensation and benefits	1,224	1,225
Accrued expenses, other	379	386

Total accrued expenses	$7,161	$5,524

5. Long-term Debt

In May 2011, we entered into a loan and security agreement with MidCap Financial SBIC, LP pursuant to which we borrowed a total of $6.0 million, at the stated rate of LIBOR, at a 2% rate floor, plus 8% spread per annum. The loan was payable in monthly installments beginning September 2013 through August 2014. Our assets (including intellectual property) were collateral for the borrowings, and we were required to pay a 3% final payment of $180,000 regardless of when the loan was paid in full.

On May 13, 2013, we secured a venture debt loan with Comerica Bank (the “Comerica Loan”). We borrowed $4.5 million (“Tranche One”), and the proceeds of the loan were utilized to repay all amounts due to MidCap Financial SBIC, LP. The Comerica Loan bears interest at Comerica’s Prime Reference Rate (as defined in the Loan Agreement) subject to a floor of 30 day LIBOR plus 250 basis points plus 4.0%, or 7.25% as of March 31, 2014. The terms allow for an interest only period of 15 months, and the remaining principal and interest will be repaid starting September 2014 over a nine-month period (24 months in total). Maturities for 2014 and 2015 are $3.5 million and $1.0 million, respectively. Upon (i) Comerica’s receipt of evidence satisfactory to Comerica that the 1,000 patient interim analysis in the REGULATE-PCI study is successful and performed by April 30, 2014 and (ii) our completion of the IPO and receipt of net proceeds of at least $50.0 million prior to June 30, 2013, we had the option to borrow an additional $4.0 million in the second tranche, or (“Tranche Two”). Since the latter of the Tranche Two conditions was not satisfied, Tranche Two is solely at the discretion of Comerica.

Charges recorded as interest expense related to the Comerica Loan, including interest expense charges for changes in fair value related to the warrant liability, were $82,000 for the three months ended March 31, 2014 and $533,000 for the period from inception to March 31, 2014. Interest expense recorded related to the MidCap Loan was $115,000 for the three months ended March 31, 2013 and $1.1 million for the period from inception to March 31, 2014.

In connection with the funding of Tranche One, we issued to Comerica a warrant to purchase 156,250 shares of the Series E Preferred Stock at a price of $0.72 per share, or the Warrant Price, subject to adjustment for stock splits, combinations, reclassifications or exchanges and certain dilutive issuances. After giving effect to our IPO and reverse stock split, the warrant was adjusted to a warrant to purchase 9,356 shares of our common stock at a price of $12.02 per share (see Note 3).

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Scheduled maturities of long-term debt are as follows (in thousands):

March 31, 2014
Year ending December 31:
2014	$3,500
2015	1,000

Total	$4,500

Less: unamortized discount	(79)
Less—current portion	(3,500)
Plus—fees due at closing(1)	77

Long-term debt, net	$998

(1)	On the date that all of the principal and interest of the Comerica Loan become due and payable, we must pay an end of term fee of $173,000 (the “Final Fee”). The Final Fee is being accreted to interest expense over the term of the Comerica Loan.

In accounting for the Comerica Loan, the loan was separated into debt and warrant liability components. We utilized the Binomial pricing model to determine the fair value of the warrant liability component (see Note 3). The carrying amount of the debt component was determined by deducting the fair value of the warrant liability component from the par value of the Comerica Loan as a whole. The excess of the principal amount of the Comerica Loan component over its carrying amount, referred to as the debt discount, is amortized to interest expense over the term of the loan. The warrant liability component is re-measured at each reporting date and changes in the fair value of the warrant liability are recorded as interest expense or interest income, as applicable.

In accounting for the transaction costs related to the issuance of the Comerica Loan, we allocated the total costs incurred to the debt and warrant liability components of the Comerica Loan based on their relative values. Transaction costs totaling $85,000 attributable to the debt component are amortized to interest expense over the term of the Comerica Loan using the effective interest rate method, and transaction costs attributable to the warrant liability component were immediately expensed.

6. Stockholders’ Equity (in thousands except share and per share amounts)

2014 Common and Preferred Stock Transactions

During Q1 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”), raising an aggregate of $20.0 million before sales agency fees and offering costs of approximately $1.4 million. The net proceeds of approximately $18.6 million from this offering will be used for general corporate and working capital purposes, including the ongoing REGULATE-PCI clinical trial. In connection with this financing, the Company entered into a registration rights agreement, pursuant to which it agreed to register the resale of the shares of common stock issued in the financing.

On March 21, 2014, we entered into an exchange agreement (“Exchange Agreement”) with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (“the Exchanging Stockholders”) pursuant to which we effected an exchange (“the Exchange”) of the 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (“Series F”) with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

The preferred stock was issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

See Note 11 regarding our common stock offering that closed in April 2014.

Series F Convertible Preferred Stock Terms

Pursuant to the terms of the Series F, the exchanging stockholders have the right to convert the Series F into 2,000,000 shares of our common stock, determined by dividing the stated value of $1,000 per share by the conversion price of $5.00 per share, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock; provided, however, that the preferred stock cannot be converted by the exchanging stockholders if, after giving effect thereto, the exchanging stockholders would beneficially own more than 9.99% of our common stock, calculated as provided in the certificate of designation establishing the preferred stock, subject to certain exceptions.

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The holders of the preferred stock will not have the right to vote on any matter except to the extent required by Delaware law.

Series F convertible preferred shares are entitled to dividends in the same form as dividends actually paid on shares of common stock other than dividends in the form of common stock.

Upon the execution of a fundamental transaction which effects a merger or other change of control transaction of the Company, a holder will have the right to receive, upon any subsequent conversion of a share of Series F (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the shares of common stock into which such holder’s shares of Series F is then convertible.

Accounting for the Series F Convertible Preferred Stock

Each share of the Series F is convertible into 200 shares of common stock at any time at the option of the holder, subject to adjustment, and the beneficial ownership limitation provision noted above. The Company has recorded the Series F in equity. The initial carrying value of the Series F was $24.8 million. Upon completion of the Exchange, the conversion option of the Series F was immediately exercisable; therefore, the $14.8 million discount related to the BCF was immediately accreted to Series F, resulting in an increase in the carrying value of the Series F to $14.8 million. For the three months ended March 31, 2014, the value of the BCF of $14.8 million was included in the Company’s net loss applicable to common shareholders. See Note 9.

As the Series F are considered participating securities, the Series F participates in the earnings or losses of the Company. Consequently, net losses were adjusted for the deemed distributions relating to the BCF and losses attributable to preferred stockholders to calculate the net loss attributable to common stockholders for the three month period ended March 31, 2014, and for the period from inception to March 31, 2014.

IPO

We completed our IPO in August 2013. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO in September 2013, we issued 11,671,500 shares of common stock, at a price of $4.00 per share, resulting in net proceeds to us of approximately $41.1 million after deducting underwriting discounts of $3.3 million and offering costs of $2.3 million.

Reverse Stock Split

In May 2013, we executed an amendment to our Fifth Amended and Restated Certificate of Incorporation instituting a 1–for-16.7 reverse split of common stock and an increase in the number of shares of common stock we are authorized to issue to 500,000,000. The par value of the common and the then outstanding convertible preferred stock were not adjusted as a result of the reverse split. All issued and outstanding common stock, options and warrants, and per share amounts contained in the financial statements have been retroactively adjusted to reflect the reverse split for all periods presented.

7. Stock Based Compensation

Equity Compensation Plans

The 2013 Equity Compensation Plan (the “2013 Plan”) adopted by our Board of Directors in May 2013, became effective upon consummation of the IPO in August 2013. There are 4,408,369 common shares authorized for issuance under the 2013 Plan of which 404,499 were available as of March 31, 2014. Upon effectiveness of the 2013 Plan, stock options outstanding under the 2004 Equity Compensation Plan (the “2004 Plan”) to acquire 1,406,910 shares of our common stock were assumed under the 2013 Plan, leaving stock options to acquire 34,342 shares of our common stock outstanding under the 2004 Plan. There will be no further awards made under the 2004 Plan.

The 2013 Plan includes an “evergreen provision” that allows for an annual increase in the number of shares of common stock available for issuance under the 2013 Plan. The annual increase will be added on the first day of each fiscal year starting January 1, 2014, inclusive, and will be equal to five percent of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year as determined by the board of directors (the “Board”). The Board may act prior to the first day of any calendar

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year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur. On January 1, 2014 another 1,065,530 shares became available for grant under this evergreen provision, increasing the number of shares authorized for issuance under the 2013 Plan from 3,342,839 shares to a total of 4,408,369 shares.

Stock Options

We use the Black-Scholes option pricing model to determine the fair value of our stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option pricing model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, risk-free interest rate, actual employee exercise behaviors and expected dividends.

The following table shows the weighted average assumptions used to value stock options on the date of grant, as follows:

	Three Months Ended March 31,				Period from Inception (December 19, 2001) to
	2014		2013		March 31, 2014
	Employee	Non-Employees	Employee	Non-Employees	Employee	Non-Employees
Expected stock price volatility	54.64%	61.0%	N/A	N/A	46.48%	42.37%
Risk-free interest rate	1.15%	0.13%	N/A	N/A	1.53%	1.14%
Expected life of option (in years)	3.70	1.00	N/A	N/A	4.27	3.23
Estimated dividend yield	0.00%	0.00%	N/A	N/A	0.00%	0.00%
Weighted-average grant date fair value per share	$2.26	$1.15	N/A	N/A	2.31	1.93

Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. We will continue to use a weighted-average approach using other similar public entities’ volatility information until our historical volatility is relevant to measure expected volatility for future option grants. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and non-employee directors. For the three month ended March 31, 2014 a forfeiture rate of 1% and 0% was used for employees and nonemployee directors , respectively. We have not paid and do not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%. There were no stock option grants made during the three month period ended March 31, 2013.

The following table summarizes our aggregate Equity Compensation Plan activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value(1)
Outstanding – December 31, 2013	3,272,847
Granted	758,661
Exercised	(12,161)
Forfeited	—
Expired	(898)

Outstanding – March 31, 2014	4,018,449	$5.39	8.04	$28,643,862

Exercisable – March 31, 2014	1,430,973	$6.91	5.36	$8,027,007

Vested and expected to vest at March 31, 2014(2)	3,986,581	$5.40	8.03	$28,396,786

(1)	Intrinsic value is the excess of the fair value of the underlying common shares as of March 31, 2014 over the weighted-average exercise price.
(2)	The number of stock options expected to vest takes into account an estimate of expected forfeitures.

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The total intrinsic value of options exercised during the three months ended March 31, 2014 and for the period from inception to March 31, 2014 was $30,000 and $125,000, respectively. There were no options exercised in the three months ended March 31, 2013.

Stock-Based Compensation Expense

Total stock-based compensation expense recognized based on the total grant date fair value of options vested and expected to vest was approximately $485,000 and $97,000 for the three months ended March 31, 2014 and 2013, respectively, and $6.1 million for the period from inception to March 31, 2014. Due to the valuation allowance against our net deferred tax asset, we have never recognized a tax benefit for stock-based compensation.

All stock options issued to nonemployees (excluding non-employee directors) have been recorded at fair value. Options issued to these nonemployees in exchange for services have resulted in expenses of $0, $6,000, and $156,000 during the three months ended March 31, 2014 and 2013 and for the period from inception to March 31, 2014, respectively.

As of March 31, 2014, approximately $3.9 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 3.1 years.

8. Income Taxes

We estimate an annual effective tax rate of 0% for the year ending December 31, 2014 as the Company incurred losses for the three months ended March 31, 2014 and is forecasting additional losses through the end of 2014, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2014. Therefore, no federal or state income taxes are expected and none have been recorded as of March 31, 2014. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to our history of losses since inception, there is not enough evidence at this time to support that we will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

9. Net Loss per Share

The following table presents the computation of basic and diluted net loss per common share (in thousands, except share and per share data):

Basic net loss per share of common stock is computed by dividing the Company’s net loss attributable to its stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities, including stock options, warrants and convertible preferred stock. Basic and diluted net loss per share of common stock attributable to the Company’s stockholders was the same for all periods presented on the Consolidated Statements of Comprehensive Loss, as the inclusion of all potentially dilutive securities outstanding would have been anti dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share are the same for each period presented.

In March 2014, the Company issued the Series F with a BCF (See Note 6) and recorded a deemed dividend relating to the BCF of $14.8 million for 2014. The Series F participates in earnings or losses of the Company. Consequently, net losses were adjusted for the deemed distribution relating to the BCF and losses attributable to Series F stockholders to calculate the net loss attributable to common stockholders.

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The following table presents the calculation of basic and diluted net loss per share of common stock attributable to the Company’s common stockholders:

	For the Three Months Ended March 31,		Period from Inception March 31, 2014
	2014	2013
Net loss per share:
Numerator:
Net loss	$(15,848)	$(3,290)	$(160,827)
Deemed dividend related to the beneficial conversion feature of Series F convertible preferred stock	(14,840)	—	(14,840)

Net loss attributable to stockholders	$(30,688)	$(3,290)	$(175,667)
Net loss attributable to preferred stockholders	$163	—	623

Net loss attributable to common stockholders — basic and diluted	$(30,525)	$(3,290)	$(175,044)

Denominator:
Weighted-average common shares used in computing net loss per share of common stock — basic and diluted	23,496,033	221,272	1,261,148
Net loss per share of common stock — basic and diluted	$(1.30)	$(14.87)	$(138.80)

For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position. Securities that may potentially dilute earnings per share in the future that have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	For the Three Months Ended March 31,
	2014	2013
Convertible preferred stock	2,000,000	9,396,767
Common stock options	4,018,449	1,441,252
Warrants	9,356	16,332

Total	6,027,805	10,854,351

In August 2013, all convertible preferred stock converted into common stock in conjunction with the consummation of our IPO. During the three months ended March 31, 2014, 6,976 warrants were exercised at a weighted average exercise price of $0.17. As of March 31, 2014 and 2013, we had 9,356 and 16,332 warrants outstanding, respectively, that were exercisable into common shares at a weighted average price of $12.02 and $0.17 per share, respectively, at the option of the warrant holder.

10. Related Party

Purchasers of securities pursuant to the 2014 Private Placement included Robert Kierlin as well as Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (together the “BVF Group”) each, Mr. Kierlin and the BVF Group, a holder of more than 5% of our capital stock. Mr. Kierlin purchased 400,000 shares of our common stock for an aggregate purchase price of $2.0 million. The BVF Group purchased 2,000,000 shares of our common stock for an aggregate purchase price of $10.0 million.

On March 21, 2014, we entered into an Exchange Agreement with the BVF Group or the Exchanging Stockholders, pursuant to which we effected an exchange of the 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock, or the Series F, with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock). See Note 6.

11. Subsequent Events

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock (the “April 2014 Offering”) at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million. The Company intends to use the net proceeds of the April 2014 Offering to fund the continued development of its product candidates, primarily the completion of the REGULATE-PCI trial, and for general working capital.

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In connection with the April 2014 Offering, the Company, each of its officers and directors and certain stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a 90-day period after the offering, except with the prior written consent of the underwriters.

On April 30, 2014, the Company entered into a lease agreement for 18,467 square feet of office space in Basking Ridge, New Jersey. The Company will use the office space as its new corporate headquarters. The term of the Lease will commence on August 1, 2014 and will expire on July 31, 2020. Terms of the lease are:

Start Date	End Date	Monthly Base Rent
August 1, 2014	January 31, 2015	$0
February 1, 2015	January 31, 2016	$25,000
February 1, 2016	January 31, 2017	$31,875
February 1, 2017	January 31, 2018	$40,012
February 1, 2018	January 31, 2019	$40,781
February 1, 2019	July 31, 2020	$41,551

The Company is obligated to pay its proportionate share of the amounts by which operating expenses and real estate taxes in subsequent years exceed 2015 base year amounts. In addition, upon execution of the Lease, the Company was required to pay the first month’s base rent of $25,000, plus a security deposit of $115,419.

If the Company is not then in default of the Lease, it shall be entitled to extend the Term for two additional five year periods at 95% of the then prevailing far market rental rate, as described in further detail in the Lease. The Lease provides the Company with a right of first refusal to rent space that becomes available on the fourth floor of the property during the Term.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The interim financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2013, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are contained in our Annual Report on Form 10-K for the year ended December 31, 2013. In addition to historical information, this discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, including those set forth under “Part I. Item 1. Business—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and elsewhere in this report, that could cause actual results to differ materially from historical results or anticipated results. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this Quarterly Report on Form 10-Q.

Overview

We are a biopharmaceutical company focused on the discovery and development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. We are pioneering the discovery and development of two-component drug systems consisting of a therapeutic aptamer and its specific active control agent. Our actively controllable product candidates have the potential to improve outcomes, enhance the patient experience and reduce overall treatment costs. Each of our product candidates, except the specific antidotes for oral FXa inhibitors, consists of a two-component system: an aptamer and its specific active control agent. The aptamer is administered first and achieves its therapeutic effect within minutes. When the therapeutic effect of the aptamer is no longer needed, the control agent is administered to rapidly and precisely reduce or eliminate it. The level of reduction is determined by the amount of control agent given compared to the aptamer dose. By contrast and for example, the therapeutic effect of existing antithrombotic drugs is not rapidly and precisely controllable and persists until the drug is metabolized by the patient, a process which varies from patient to patient and can take several hours or more.

Our lead product candidate, Revolixys™ Kit (formerly known as REG1), consists of pegnivacogin, a highly potent and selective anticoagulant, and anivamersen, its specific active control agent. We are developing Revolixys as an anticoagulant for use in patients with a wide variety of cardiovascular conditions undergoing percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Interventional cardiologists performing PCIs must consider the risk of major bleeding events in determining the level of anticoagulation administered to patients to prevent ischemic events, including death, stroke, myocardial infarction, or MI, or the need for revascularization of the artery. As the anticoagulant effect of existing drugs persists long after administration, interventional cardiologists are forced to make a compromising medical decision because they lack the means to simultaneously reduce the risks of ischemic and major bleeding events. In 2005, we filed an investigational new drug application, or IND, for the use of Revolixys in this initial indication. In March 2014, we announced that Revolixys received Fast Track designation from the U.S. Food and Drug Administration, or FDA, for anticoagulant therapy to be used in patients with coronary artery disease during PCI.

We believe that Revolixys has the potential to become the standard of care for anticoagulation therapy for patients undergoing PCI and other cardiovascular procedures because it is designed to give the physician precise, on-demand control over anticoagulation levels. Revolixys is the first and only anticoagulant to demonstrate a reduction in both ischemic and major bleeding events in a clinical trial for PCI. In our clinical trials, Revolixys demonstrated a rapid and predictable anticoagulant effect that was precisely modulated or completely reversible in real time. In our randomized, partially blinded, dose-ranging Phase 2b trial involving 640 subjects, or the RADAR trial, when compared to standard of care heparin, Revolixys demonstrated both a rapid and predictable anticoagulant effect and ability to precisely modulate or eliminate that effect in real time. Revolixys also demonstrated the following important clinical and pharmacoeconomic benefits:

•	an approximate 66.0% reduction in ischemic events;

•	a reduction of up to 60.0% in major bleeding events;

•	a substantial reduction in time from catheterization to catheter sheath removal from a median of 3.8 hours to a median of one hour;

•	a substantial reduction in time of completion of the PCI procedure to catheter sheath removal from a median of three hours to a median of 24 minutes; and

•	a substantial reduction in the time patients were required to remain still following catheter sheath removal from a median of 5.7 hours to a median of 2.8 hours.

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Based on these clinical results and after discussion with the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, in September of 2013, we initiated a single, open-label, 13,200 subject Phase 3 trial of Revolixys™ Kit, or the REGULATE-PCI trial, in patients undergoing PCI procedures other than for the treatment of ST elevation myocardial infarctions. In March 2014, we announced that Revolixys received Fast Track designation from the FDA for anticoagulant therapy to be used in patients with coronary artery disease during PCI. REGULATE-PCI, if successful, will serve as the basis for product registration applications worldwide. We believe that Revolixys has potential use in other PCI and interventional cardiovascular procedures, such as open heart surgery, or OHS, PCI as a treatment for ST segment elevation myocardial infarction as well as transcatheter aortic valve replacement or implantation, or TAVI.

We completed our initial public offering (“IPO”) in August 2013. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO in September 2013, we issued 11,671,500 shares of common stock at a price of $4.00 per share, resulting in net proceeds of approximately $41.1 million, after deducting underwriting discounts of $3.3 million and offering costs of $2.3 million. Pursuant to the IPO all shares of convertible preferred stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

In early 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”) for net proceeds of approximately $ 18.6 million. In March 2014 we effected an exchange of the 2,000,000 shares of our common stock purchased by certain of the investors in the 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (the “Series F”), with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock (the “April 2014 Offering”) at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million. The Company intends to use the net proceeds of the April 2014 Offering to fund the continued development of its product candidates, primarily the completion of the REGULATE-PCI trial, and for general working capital.

We are not profitable and do not expect to be profitable in the foreseeable future. We have suffered negative cash flows from operating activities of $13.4 million during the three months ended March 31, 2014 and a net accumulated deficit of $160.8 million since inception as of March 31, 2014. We have devoted most of our financial resources to research and development, including our preclinical development activities and clinical trials. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2013 with respect to this uncertainty. Due to the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability.

Financial Operations Overview

Revenue

To date, we have not generated any product revenue. Our ability to generate product revenue, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of our lead product candidate, Revolixys.

Research and Development Expenses

Research and development expenses consist of the costs associated with our research and discovery activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

•	employee salaries and related expenses, which include all compensation benefits for the personnel involved in our drug discovery and development activities, including stock based compensation;

•	external research and development expenses incurred under agreements with third party AROs and CROs and investigative sites;

•	clinical trial supplies when used or upon determination that they have no alternative future use and clinical trial supplies shipped to clinical sites for use in clinical studies;

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•	license fees for and milestone payments related to in-licensed products and technologies; and

•	overhead costs related to facilities, depreciation, and supplies.

We expense research and development costs as incurred, with the exception of materials purchased and/or manufactured for use in clinical trials. We capitalize clinical trial supplies, which are comprised of materials that will be used in our clinical trials that also have an alternative future use in either ongoing or future clinical research or development projects. Capitalized clinical trial supplies that are determined to be unsuitable for future use are immediately expensed to research and development; otherwise, clinical trial supplies are expensed to research and development when shipped to clinical sites for use in clinical studies or when used in other research and development projects. Costs for clinical agreements, including ARO and CRO contracts, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid or accrued expenses.

Conducting a significant amount of research and development is central to our business model. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of late stage clinical trials. We expect our research and development expenses to increase in future periods for the foreseeable future as we seek to complete development of our lead product candidate, Revolixys, and to further develop our other product candidates.

We incurred aggregate research and development expenses of approximately $13.1 million and $1.7 million for the three months ended March 31, 2014 and 2013, respectively, and $121.6 million since inception as of March 31, 2014. We expect to incur increased research and development expenses primarily related to our REGULATE-PCI trial.

We track direct external development expenses and direct personnel expenses on each indication for our product candidates. Substantially all of our research and development expenses for Revolixys have related to its initial indication, although we expect certain of the data obtained will support development of additional Revolixys indications as well as the development of REG2. Indirect expenses, such as, overhead costs related to facilities, depreciation, and small supplies are not allocated to specific product candidates or indications. The following table is a summary of our research and development expenses for the three months ended March 31, 2014 and 2013 and for the period from inception to March 31, 2014 (in thousands):

	Three Months Ended March 31,		Period from Inception (December 19, 2001) to March 31, 2014
	2014	2013
Revolixys™ Kit	$12,682	$1,116	$101,711
REG3	3	124	4,801
REG2	—	113	6,096
Other	92	8	116

Total direct expenses	12,777	1,361	112,724
Indirect expenses	338	371	8,894

Total research and development expense	$13,115	$1,732	$121,618

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we can only reasonably estimate the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of any of our product candidates or the period, if any, in which material net cash inflows from those product candidates may commence. Our estimates are based on reasonable assumptions, past performance, experience and existing contracts. However, unforeseen changes may occur at any time due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the number of sites included in the trials;

•	the number of countries included in the trials;

•	the ability to recruit subjects to participate in the trial;

•	the per subject trial costs;

•	the length of time required to enroll suitable subjects, achieve interim milestones and complete clinical trials; and

•	the cost and timeliness of obtaining clinical trial supplies.

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Development timelines, probability of success and development costs vary widely. As a result of the uncertainties discussed above, we anticipate that we will make determinations as to which product candidates and indications to pursue and how much funding to direct to each product candidate and indication on an ongoing basis. Accordingly, we cannot currently estimate with any degree of certainty the amount of time or money that we will be required to expend in the future on the research and development of our product candidates.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related benefit costs, including stock-based compensation for administrative personnel. Other general and administrative expenses include facility costs, and professional fees for legal, consulting, auditing and tax services. We anticipate that our general and administrative expenses will increase in future periods to support increases in our research and development activities and as a result of increased headcount, expanded infrastructure, and increased legal, compliance, accounting and investor and public relations expenses associated with being a public company.

Interest Income (Expense)

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income earned on cash and cash equivalents to increase as we invest the net proceeds from our 2014 Private Placement and the April 2014 Offering pending their use in our operations. Interest expense in 2014 consisted of fair value adjustments related to our warrant liability and interest charges related to the Comerica Loan. Interest expense in 2013 related to interest incurred on our MidCap loan and on our convertible notes.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation, on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

For a description of our critical accounting policies and estimates, please refer to the “Critical Accounting Policies and Estimates” section of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (SEC), on March 12, 2014. We believe the following accounting policies to be most critical to the judgments and estimates used in preparation of our financial statements and such policies have been reviewed and discussed with our audit committee.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued expenses include:

•	fees paid to CROs in connection with clinical trials;

•	investigative site costs in connection with clinical trials;

•	milestone payments; and

•	unpaid salaries, wages and benefits.

We accrue our expenses related to clinical trials based on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in

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each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we will adjust the accrual accordingly. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. We do not currently anticipate the future settlement of existing accruals to differ materially from our estimates.

Stock-based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, as modified or supplemented, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees (excluding non-employee directors) is adjusted each reporting period for changes in the fair value of our common stock until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

We use the Black-Scholes-Merton option pricing model to determine the fair value of our stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option pricing model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, risk-free interest rate, actual employee exercise behaviors and expected dividends.

The following table shows the weighted average assumptions used to value stock options on the date of grant, as follows:

	Three Months Ended March 31,				Period from Inception (December 19, 2001) to March 31, 2014
	2014		2013
	Employee	Non-Employees	Employee	Non-Employees	Employee	Non-Employees
Expected stock price volatility	54.64%	61.0%	N/A	N/A	46.48%	42.37%
Risk-free interest rate	1.15%	0.13%	N/A	N/A	1.53%	1.14%
Expected life of option (in years)	3.70	1.00	N/A	N/A	4.27	3.23
Estimated dividend yield	0.00%	0.00%	N/A	N/A	0.00%	0.00%
Weighted-average grant date fair value per share	$2.26	$1.15	N/A	N/A	2.31	1.93

Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. We will continue to use a weighted-average approach using other similar public entities’ volatility information until our historical volatility is relevant to measure expected volatility for future option grants. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and nonemployees, primarily non-employee directors. For the three month ended March 31, 2014 a forfeiture rate of 1% and 0% was used for employees and nonemployees, respectively. We have not paid and do not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%. There were no stock option grants made during the three month period ended March 31, 2013.

Total stock-based compensation expense recognized based on the total grant date fair value of options vested and expected to vest was approximately $485,000 and $97,000 for the three months ended March 31, 2014 and 2013, respectively, and $6.1 million for the period from inception to March 31, 2014. Due to the valuation allowance against our net deferred tax asset, we have never recognized a tax benefit for stock based compensation.

As of March 31, 2014, approximately $3.9 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 3.1 years.

Clinical Trial Supplies

We capitalize materials that will be used in our REGULATE-PCI clinical trials that also have an alternative future use in either ongoing or future clinical research and development projects. Clinical trial supplies may comprise material used to manufacture active pharmaceutical ingredients (“API”) used to develop our product candidates, in-process or completed API, in-process or completed unlabeled finished drug product and labeled finished drug product. Clinical trial supplies are stated at cost, using the first-in,

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first-out method (“FIFO”), and are reported in the accompanying consolidated balance sheets in other current assets. Clinical trial supplies that are determined to be unsuitable for future use are immediately expensed; otherwise clinical trial supplies are expensed when shipped to clinical sites for use in clinical studies or when used in other research and development projects.

Accounting for Convertible Preferred Stock

On March 21, 2014, we entered into an exchange agreement (“Exchange Agreement”) with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (“the Exchanging Stockholders”) pursuant to which we effected an exchange (“the Exchange”) of the 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (“Series F”) with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

Pursuant to the terms of the Series F, the exchanging stockholders have the right to convert the Series F into 2,000,000 shares of our common stock, determined by dividing the stated value of $1,000 per share by the conversion price of $5.00 per share, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock; provided, however, that the Series F cannot be converted by the exchanging stockholders if, after giving effect thereto, the exchanging stockholders would beneficially own more than 9.99% of our common stock, calculated as provided in the certificate of designation establishing the preferred stock, subject to certain exceptions.

The holders of the preferred stock will not have the right to vote on any matter except to the extent required by Delaware law.

Series F are entitled to dividends in the same form as dividends actually paid on shares of common stock other than dividends in the form of common stock.

Upon the execution of a fundamental transaction which effects a merger or other change of control transaction of the Company, a holder will have the right to receive, upon any subsequent conversion of a share of Series F (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the shares of common stock into which such holder’s shares of Series F is then convertible.

As the Series F are considered participating securities, the Series F participates in the earnings or losses of the Company. Consequently, net losses were adjusted for the deemed distributions relating to the BCF and losses attributable to preferred stockholders to calculate the net loss attributable to common stockholders for the three month period ended March 31, 2014, and for the period from inception to March 31, 2014.

Results of Operations

Three Months Ended March 31, 2014 and 2013

The following table sets forth certain information concerning our results of operations for the periods shown (in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2014	2013
Operating expenses:
Research and development	$(13,115)	$(1,732)	$11,383
General and administrative	(2,549)	(1,444)	1,105

Total operating expenses	(15,664)	(3,176)	12,488

Other (expense) income:
Interest income	3	1	2
Interest expense	(187)	(115)	72

Total other (expense) income	(184)	(114)	(70)

Net loss	$(15,848)	$(3,290)	$12,558
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—	14,840

Net loss applicable to stockholders	$(30,688)	$(3,290)	$27,398

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Research and Development Expenses

Research and development expenses increased by $11.4 million for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 due to the inclusion of the costs of the REGULATE-PCI trial which commenced in September 2013 in the research and development expenses for the three months ended March 31, 2014.

General and Administrative Expenses

General and administrative expenses increased by $1.1 million for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase was primarily due to increased employee cash and equity compensation costs for existing employees and new hires, as well as, increases in accounting, legal, insurance and other administrative costs associated with becoming a public company.

Other Income (Expense)

Interest income increased by $2,000 for the three months ended March 31, 2014, compared to the three months ended March 31, 2013 as a result of interest earned on the IPO proceeds.

Interest expense increased by $72,000 for the three months ended March 31, 2014, compared to the three months ended March 31, 2013 primarily due to the fair value adjustment related to our warrant liability.

Series F Convertible Preferred Stock Accretion

Accretion of the Series F deemed dividend related to the Series F BCF was $14.8 million in 2014 compared to $0 in 2013. The rights and preferences of the Series F, as well as the BCF as a result of the issuance of the Series F, are described further in Note 6 to the notes to the financial statements.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have not generated any product revenue. We have funded our operations to date through sales of our equity and debt securities, bank borrowings and government grants. As of March 31, 2014, we had $34.8 million in cash and cash equivalents.

During the three months ended March 31, 2104 we received net proceeds of $18.6 million from the sale of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”). In August 2013, we completed our IPO. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO, we issued 11,671,500 shares of common stock at a price of $4.00 per share, resulting in net proceeds of approximately $41.1 million. Prior to our IPO, we received net cash proceeds of $147.4 million from sales of preferred stock and convertible note proceeds including convertible notes that were converted to convertible preferred stock. Upon closing of the IPO, all shares of convertible preferred stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million. The Company intends to use the net proceeds of the April 2014 Offering to fund the continued development of its product candidates, primarily the completion of the REGULATE-PCI trial, and for general working capital.

Comerica Loan

In May 2013, we entered into a Loan and Security Agreement (Loan Agreement), with Comerica Bank (Comerica). Pursuant to the terms of the Loan Agreement, we were initially eligible to borrow $4.5 million in an initial tranche (Tranche One). Upon Comerica’s receipt of evidence satisfactory to Comerica that (i) the 1,000 patient interim analysis in the REGULATE-PCI study is successful and performed by April 30, 2014 and (ii) upon our completion of the IPO and receipt of net proceeds of at least $50 million prior to September 30, 2013, we had the option to borrow an additional $4 million in the second tranche (Tranche Two). Since the Tranche Two conditions were not satisfied, Tranche Two is solely at the discretion of Comerica.

The Comerica loan bears interest at Comerica’s Prime Reference Rate (as defined in the Loan Agreement) subject to a floor of 30 day LIBOR plus 250 basis points plus 4.0%. The Comerica loan is interest-only until September 1, 2014. We must repay the principal amount in nine approximately equal consecutive monthly installments commencing on September 1, 2014. The loan matures on May 10, 2015.

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In connection with the funding of Tranche One, we issued a warrant to Comerica (Comerica Warrant), to purchase 156,250 shares of our Series E Preferred Stock at a price of $0.72 per share, or the Warrant Price, subject to adjustment for stock splits, combinations, reclassifications or exchanges and certain dilutive issuances. After giving effect to our IPO and reverse stock-split, the Comerica Warrant was adjusted to a warrant to purchase 9,356 shares of our common stock at a price of $12.02 per share (the “Adjusted Warrant Price”). If Comerica, in its sole discretion, permits us to borrow the additional $4 million in Tranche Two, the Comerica Warrant will become exercisable for an additional number of shares of our common stock equal to 5,988 divided by the Adjusted Warrant Price.

The proceeds of Tranche One were used to repay in full amounts outstanding under our loan and security agreement with MidCap Financial SBIC, LP which has been terminated, and for general operating purposes.

Under the terms of the Loan Agreement, we granted Comerica a first priority security interest in substantially all of our assets other than our intellectual property. The Loan Agreement does not contain any ongoing financial covenants.

The Loan Agreement provides that upon the occurrence of and during a period of default as defined therein, interest on the loan will accrue at a penalty rate. Upon the occurrence and during the continuance of a default, Comerica may, at its election, make all obligations under the Loan Agreement immediately due and payable, cease advancing money or extending credit, exercise its right of setoff, foreclose on our assets, dispose of collateral at a public or private sale, and exercise any other remedies available to a secured creditor at law or in equity.

Cash Flows

Our net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
Net cash provided by (used in):
Operating activities	$(13,417)	$(3,144)
Investing activities	(1,187)	(105)
Financing activities	18,754	(680)

Net increase/(decrease) in cash and cash equivalents	$4,150	$(3,929)

Operating Activities

Net cash used in operating activities was $13.4 million for the three months ended March 31, 2014 and $3.1 million for the three months ended March 31, 2013. Net cash used in operating activities for the three months ended March 31, 2014 principally resulted from REGULATE-PCI trial expenses which commenced in September 2013 and to the increased costs of being a public company, in addition to an increase in accrued expenses. Net cash used in operating activities for the three months ended March 31, 2013 principally resulted from our net loss of $3.3 million which principally related to R&D expenditures and general and administrative costs.

Investing Activities

Net cash used in investing activities was $1.2 million for the three months ended March 31, 2014, of which $1.0 million was cash restricted for payment of an accrued milestone obligation. The remaining balance of approximately $200,000 in 2014, as well as, the $105,000 used in investing activities in 2013, principally resulted from the acquisition of intellectual property rights.

Financing Activities

Net cash provided by financing activities was $18.8 million for the three months ended March 31, 2014, while $680,000 was used in financing activities for the three months ended March 31, 2013. Net cash provided by financing activities for the three months ended March 31, 2014 resulted primarily from $18.6 million in net proceeds from the 2014 Private Placement. Net cash used in financing activities for the three months ended March 31, 2013 principally resulted from the repayment of notes payable.

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Funding Requirements

We have not completed development of any of our product candidates. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•	continue our REGULATE-PCI trial;

•	continue the research and development activities for our other product candidates;

•	seek to discover additional product candidates;

•	seek regulatory approvals for our product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure if we do not secure a strategic partner to commercialize products for which we may obtain regulatory approval;

•	increase manufacturing capabilities in preparation for commercial launch of any such products; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development, planned commercialization efforts and our operation as a public company. We believe that our existing cash and cash equivalents plus the proceeds from the 2014 Private Placement and our April 2014 Offering, together with our existing working capital, will be sufficient to fund the REGULATE-PCI trial and operations through the first quarter of 2015. We need to raise additional financing in the near term to operate our business and fund our REGULATE-PCI trial to completion, which financing may not be available on favorable terms, or at all. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the risk factors discussed in this report under the heading “Risk Factors” and in our Annual Report on Form 10-K. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates and potential product candidates, including our REGULATE-PCI trial, and the continued development of our other product candidates;

•	the number and characteristics of product candidates that we pursue;

•	the terms and timing of any future collaboration, licensing or other arrangements that we may establish;

•	the outcome, timing and cost of regulatory approvals;

•	the cost of obtaining, maintaining, defending and enforcing intellectual property rights, including patent rights;

•	the effect of competing technological and market developments;

•	the cost and timing of completing commercial-scale outsourced manufacturing activities;

•	market acceptance of any product candidates for which we may receive regulatory approval;

•	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval; and

•	the extent to which we acquire, license or invest in businesses, products or technologies.

Until we can generate a sufficient amount of revenue from our product candidates, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay our REGULATE-PCI trial, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

We do not expect Revolixys™ Kit to be commercially available before 2017, if at all. The net proceeds of our IPO and 2014 Private Placement and April 2014 Offering will not be sufficient for us to complete the REGULATE-PCI trial and we will need to raise substantial additional capital to complete the development and commercialization of Revolixys. We also will need to raise substantial additional capital to complete the development and commercialization of Revolixys for additional indications and for our other product candidates. Since successful development of our product candidates is uncertain, we are unable to estimate the actual funds required to complete research and development and commercialize our products under development.

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Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is limited to our cash, cash equivalents and marketable securities, all of which have maturities of one year or less. The goals of our investment strategy are preservation of capital, fulfillment of liquidity needs and fiduciary control of cash and investments. We also seek to maximize income from our investments without assuming significant risk. To achieve our goals, we maintain a portfolio of cash equivalents and investments in a variety of securities that management believes to be of high credit quality. The securities in our investment portfolio are not leveraged, are classified as available for sale and are, due to their short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in market rates would have a material negative impact on the value of our investment portfolio.

We do not have any material foreign currency exposure.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of March 31, 2014, our management, with the participation of our Chief Executive Officer and Principal Financial Officer, evaluated the effectiveness of our disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost benefit relationship of possible controls and procedures. Based on this evaluation, management concluded that our disclosure controls and procedures were not effective due to a material weakness in our internal control over financial reporting that was identified in connection with the preparation of our consolidated financial statements for the years ended December 31, 2011 and 2012 and is described in the following paragraph.

In connection with the preparation of our consolidated financial statements for the years ended December 31, 2012 and 2011, we identified past accounting errors, which resulted in the restatement of our previously issued financial statements. We and our independent registered public accounting firm identified a material weakness in internal control over financial reporting related to these items which required adjustment, specifically: (i) accounting for the purchase of supplies used in the production of our drug product, and (ii) accounting for purchase orders related to manufacturing services where work was contracted but not yet performed. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a Company’s annual or interim financial statements will not be prevented or detected on a timely basis by the Company’s internal controls.

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We have implemented and are continuing to implement procedures and controls designed to remediate the material weakness and underlying significant deficiencies. Amongst other actions, we have recently expanded our in-house accounting and finance resources by two people; commenced implementation of enhanced review procedures; begun a comprehensive documentation of our internal controls and procedures; and implemented more formal procedures as to the evaluation of non-routine judgments and estimates. Although we believe these controls will be effective, we have not yet determined if we have successfully remediated the material weakness and those significant deficiencies.

Notwithstanding the identified material weakness in internal controls over financial reporting, management believes the consolidated financial statements included in this Quarterly Report on Form 10-Q fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with GAAP.

Changes in Internal Control over Financial Reporting

Other than remediation efforts described above, there have been no changes in our internal control over financial reporting during the three months ended March 31, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

From time to time and in the ordinary course of business, we are subject to various claims, charges and litigation. We are not currently party to any material legal proceedings.

Item 1A.	Risk Factors

The risk factors as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013 and the following important factors could cause our actual business and financial results to differ materially from those contained in forward-looking statements made in this Quarterly Report on Form 10-Q or elsewhere by management from time to time. Except as set forth below, there have been no material changes to our risk factors as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Risks Relating to Our Financial Position and Need for Additional Capital

We will need to raise additional capital to complete the REGULATE-PCI trial and commercialize Revolixys. If we are unable to raise sufficient capital, we would be forced to delay, reduce or eliminate our product development programs.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we continue our REGULATE-PCI trial, undertake additional clinical trials of our other product candidates and continue to work on our other research programs. We believe that the net proceeds from the April 2014 Offering, together with our existing cash and cash equivalents will be sufficient for us to fund our projected operating requirements, including the REGULATE-PCI trial, through the first quarter of 2015. We will need to raise substantial additional capital to fund our operations and complete the development and commercialization of Revolixys, and to repay our debt with Comerica bank. If the U.S. Food and Drug Administration, or the FDA, or other regulators require that we perform additional studies beyond those we currently expect, or if there are any delays in completing our clinical trials or the development of any of our product candidates, our expenses could increase beyond what we currently anticipate and the timing of any potential product approval may be delayed. We have no commitments or arrangements for any additional financing to fund our research and development programs. We also will need to raise substantial additional capital in the future to complete the development and commercialization of Revolixys for additional indications and for our other product candidates. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds required to complete research and development and commercialize our products under development.

Until we can generate a sufficient amount of revenue from our product candidates, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders will experience additional dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	the progress, timing, costs and results of preclinical studies and clinical trials for our product candidates and potential product candidates, including our REGULATE-PCI trial and the continued development of our other product candidates;

•	the number and characteristics of product candidates that we pursue;

•	the terms and timing of any future collaboration, licensing or other arrangements that we may establish;

•	the outcome, timing and cost of regulatory approvals;

•	the cost of obtaining, maintaining, defending and enforcing intellectual property rights, including patent rights;

•	the effect of competing technological and market developments;

•	the cost and timing of completing commercial-scale outsourced manufacturing activities;

•	market acceptance of any product candidates for which we may receive regulatory approval;

•	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval; and

•	the extent to which we acquire, license or invest in businesses, products or technologies.

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We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

We are a development stage biopharmaceutical company with a limited operating history. Our operations to date have been primarily limited to developing our technology and undertaking preclinical studies and clinical trials of Revolixys and our other product candidates. We have not yet obtained regulatory approvals for Revolixys or any of our other product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or commercialized products. Our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include other factors described elsewhere or incorporated by reference in this report and also include:

•	our ability to obtain additional funding to complete development and, if approved, the commercialization of Revolixys and to develop our other product candidates;

•	delays in the commencement, enrollment and timing of clinical trials, including as a result of inability to manufacture or purchase sufficient drug supply to conduct a clinical trial;

•	the success of our clinical trials through all phases of clinical development, including our REGULATE-PCI trial;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to obtain and maintain regulatory approval for Revolixys or any of our other product candidates in the United States and foreign jurisdictions;

•	potential side effects of our product candidates that could delay or prevent commercialization, limit the indications for any approved drug, require the establishment of risk evaluation and mitigation strategies, or REMS, or cause an approved drug to be taken off the market;

•	our dependence on third-party manufacturers, or CMOs, to supply or manufacture our products;

•	our dependence on clinical research organizations, or CROs, to conduct our clinical trials;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	market acceptance of our product candidates;

•	our ability to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations;

•	competition from existing products or new products that may emerge;

•	the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our products;

•	our ability to leverage our proprietary technology platform to discover and develop additional product candidates;

•	our ability and our licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to our business;

•	our ability to attract and retain key personnel to manage our business effectively;

•	our ability to build our finance infrastructure and improve our accounting systems and controls;

•	potential product liability claims;

•	potential liabilities associated with hazardous materials; and

•	our ability to obtain and maintain adequate insurance policies.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

The audit opinion on our financial statements contains a going concern modification.

Based on our cash balances, recurring losses, net capital deficiency and debt outstanding as of December 31, 2013 and our projected spending in 2014, which raise substantial doubt about our ability to continue as a going concern, the audit opinion on our audited financial statements as of and for the year ended December 31, 2013 contains a going concern modification. We believe that the net proceeds from the April 2014 Offering, together with our existing cash and cash equivalents will be sufficient for us to fund our projected operating requirements, including the REGULATE-PCI trial, through the first quarter of 2015. However, if we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Amounts due under our loan with Comerica Bank, or Comerica, may become immediately due and payable upon the occurrence of a material adverse change, as defined under the loan agreement. Under the terms of the Comerica loan agreement, we are subject to operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of a going concern statement by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

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Risks Relating to the Development and Regulatory Approval of Our Product Candidates

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical or preclinical trials. In addition, data obtained from trials are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. Our REGULATE-PCI trial is significantly larger than our RADAR trial, and the results of the RADAR trial may not predict the outcome of a trial so much larger in size. In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. While members of our management team have experience in designing clinical trials, our company has limited experience in designing clinical trials and we may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. For example, if the results of our REGULATE-PCI trial do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of Revolixys would be materially and adversely affected. If Revolixys or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed.

REGULATE-PCI includes three interim analyses of Revolixys by the Data Safety Monitoring Board, or the DSMB. The first interim analysis will be a general safety analysis after enrollment of 1,000 subjects (which milestone was achieved in April 2014), and is expected to occur by the middle of the second quarter of 2014. The second interim analysis will be another general safety analysis after 25% of the subjects are enrolled, which is expected to occur during the third quarter of 2014. The final interim analysis will be an analysis of the general safety and efficacy of Revolixys after 50% of the subjects are enrolled, which is expected to occur during the fall of 2014. If, as a result of any of those interim analyses, we or the DSMB determine that Revolixys is not safe or that it is futile to continue the trial because of a lack of efficacy, the trial will be terminated. If the results of any one of these analyses is unfavorable, our business would be harmed.

We cannot be certain that Revolixys or any of our other product candidates will receive regulatory approval, and without regulatory approval we will not be able to market our product candidates. Any delay in the regulatory review or approval of Revolixys or any of our other product candidates will materially or adversely harm our business.

We have invested a significant portion of our efforts and financial resources in the development of Revolixys, our most advanced product candidate. Our ability to generate revenue related to product sales, which we do not expect will occur for at least the next several years, if ever, will depend on the successful development and regulatory approval of our product candidates. We commenced our REGULATE-PCI trial in September 2013. In late March 2014, the 1,000th patient was enrolled in REGULATE-PCI. At that time, the trial steering committee recommended that we open the trial to “all comers” pursuant to the trial protocol. In early April, the DSMB chair advised the principal investigators for the trial that he did not object to expanding enrollment in the trial at that time. We may conduct our REGULATE-PCI trial only to learn that Revolixys is not a safe or effective treatment, in which case the REGULATE-PCI trial may not lead to regulatory approval for Revolixys. Similarly, our clinical development programs for our other product candidates may not lead to regulatory approval from the FDA and similar foreign regulatory agencies. This failure to obtain regulatory approvals would prevent our product candidates from being marketed and would have a material and adverse effect on our business.

All of our product candidates require regulatory review and approval prior to commercialization. Any delays in the regulatory review or approval of our product candidates would delay market launch, increase our cash requirements and result in additional operating losses.

The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely complex, expensive and uncertain. We may be unable to submit any new drug application, or an NDA, in the United States or any marketing approval application in foreign jurisdictions for any of our products. If we submit an NDA including any amended

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NDA or supplemental NDA, to the FDA seeking marketing approval for any of our product candidates, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any of these submissions will be accepted for filing and reviewed by the FDA, or that the marketing approval application submissions to any other regulatory authorities will be accepted for filing and review by those authorities. We cannot be certain that we will be able to respond to any regulatory requests during the review period in a timely manner, or at all, without delaying potential regulatory action. We also cannot be certain that any of our product candidates will receive favorable recommendations from any FDA advisory committee or foreign regulatory bodies or be approved for marketing by the FDA or foreign regulatory authorities. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding Revolixys or our other product candidates.

Data obtained from preclinical studies and clinical trials are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of any of our product candidates. Furthermore, regulatory attitudes towards the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

In addition, the environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for NDAs have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of REMS measures that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or may result in approval for a more limited indication than originally sought

Delays in the commencement, enrollment and completion of our clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Revolixys and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We commenced our REGULATE-PCI trial in September 2013. In late March 2014, the 1,000th patient was enrolled in REGULATE-PCI. At that time, the trial steering committee recommended that we open the trial to “all comers” pursuant to the trial protocol. In early April, the DSMB chair advised the principal investigators for the trial that he did not object to expanding enrollment in the trial at that time; however, this clinical trial may not be completed on schedule, if at all. In addition, we do not know whether planned clinical trials of Revolixys in additional indications and of our other product candidates will begin on time or will be completed on schedule or at all. The commencement, enrollment and completion of our REGULATE-PCI trial or other clinical trials can be delayed for a variety of reasons, including:

•	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	inability to maintain necessary supplies of study drug and comparator to maintain predicted enrollment rates at clinical trial sites;

•	regulatory objections to commencing a clinical trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

•	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

•	inability to obtain institutional review board approval to conduct a clinical trial;

•	difficulty recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

•	inability to retain subjects in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy; and

•	difficulty in importing and exporting clinical trial materials and study samples.

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In addition, our REGULATE-PCI trial or any of our other clinical trials may be suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	failure to pass inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	failure of any CMOs that we use to comply with current Good Manufacturing Practices, or cGMP;

•	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks; changes in the regulatory requirement and guidance; or lack of adequate funding to continue the clinical trial due to unforeseen costs resulting from enrollment delays, requirements to conduct additional trials and studies, increased expenses associated with the services of our CROs and other third parties or other reasons.

If we are required to conduct additional clinical trials or other testing of Revolixys or our other product candidates beyond those currently contemplated, we may be delayed in obtaining, or may not be able to obtain, marketing approval for these product candidates.

We have never conducted a Phase 3 clinical trial or submitted an NDA before, and may be unable to do so for Revolixys and other product candidates we are developing.

We commenced our REGULATE-PCI trial in September 2013. In late March 2014, the 1,000th patient was enrolled in REGULATE-PCI. At that time, the trial steering committee recommended that we open the trial to “all comers” pursuant to the trial protocol. In early April, the DSMB chair advised the principal investigators for the trial that he did not object to expanding enrollment in the trial at that time. The conduct of Phase 3 clinical trials and the submission of a successful NDA is a complicated process. Although members of our management team have extensive industry experience, including in the development, clinical testing and commercialization of drug candidates, our company has never conducted a Phase 3 clinical trial before, has limited experience in preparing, submitting and prosecuting regulatory filings, and has not submitted an NDA before. Consequently, we may be unable to successfully and efficiently execute and complete these planned clinical trials in a way that leads to NDA submission and approval of Revolixys and other product candidates we are developing. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical trials would prevent or delay commercialization of Revolixys and other product candidates we are developing.

We have never performed a clinical trial comparing the safety or efficacy of Revolixys to bivalirudin. Because our RADAR clinical trials used heparin as a comparator, the risk that our REGULATE-PCI trial does not achieve one or more of its primary endpoints may be increased.

We have never performed a clinical trial directly comparing the safety or efficacy of Revolixys to bivalirudin. Our randomized, partially blinded, dose-ranging Phase 2b trial involving 640 subjects, or the RADAR trial, used standard of care heparin as the comparator and, as a result, we have no clinical trial data directly comparing Revolixys and bivalirudin. The primary efficacy endpoint of our REGULATE-PCI trial is a 20.0% reduction in the occurrence of ischemic events using Revolixys compared to bivalirudin and the primary safety endpoint of the trial is non-inferiority of Revolixys compared to bivalirudin with respect to major bleeding events. Because we have no clinical trial data directly comparing Revolixys to bivalirudin, the prediction of Phase 3 success based on Phase 2 results is complicated and the risk that REGULATE-PCI does not achieve one or more of these endpoints may be increased.

Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining proprietary rights important to our business, as well as successfully defending and enforcing those proprietary rights if challenged. The procurement, defense and enforcement of intellectual property rights involve complex legal and factual questions. Changes in either the patent laws or in interpretations of patent laws in the United States and foreign jurisdictions may diminish the value of our intellectual property. Laws relating to patent rights continue to evolve in the United States and foreign jurisdictions, as does their interpretation by national patent offices and judicial systems, creating some uncertainty for patent applicants, patent owners and licensees.

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Our ability to stop third parties from using our technology or making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. If any patent we currently or in the future may own or license is deemed invalid or unenforceable, it could impact our commercial success. We cannot predict the breadth of claims that may be issued from any patent applications we currently or may in the future own or license from third parties.

The degree of future protection our proprietary rights may afford is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make, use, sell, offer to sell or import products that are similar to our product candidates but that are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our patent portfolio;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies in a manner that does not violate our trade secrets;

•	our proprietary rights may not provide us with any competitive advantages;

•	we may not develop additional technologies or products that are patentable or suitable to maintain as trade secrets; or

•	the proprietary rights of others may have an adverse effect on our business.

As of April 1, 2014, we are the owner of record of at least five issued or allowed U.S. patents and at least eight issued or allowed non-U.S. patents, as well as the licensee of at least ten issued or allowed U.S. patents and at least twelve issued or allowed non-U.S. patents. We are actively pursuing at least an additional 12 U.S. patent applications, of which four are provisional and eight are non-provisional, at least three international patent applications and at least 50 non-U.S. patent applications in at least twelve jurisdictions as the owner of record, in addition to at least two U.S. patent applications and at least 12 non-U.S. patent applications under license.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Our ability to stop third parties from making, using, selling, offering to sell or importing our products or practicing our technology is dependent in part upon the extent to which we have rights in enforceable trade secrets that cover these activities. Trade secret rights can be lost through disclosure to third parties. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our trade secrets to third parties, resulting in loss of trade secret protection. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, which would not constitute a violation of our trade secret rights. Enforcing a claim that a third party is engaged in the unlawful use of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, recognition of rights in trade secrets and a willingness to enforce trade secrets may differ in certain jurisdictions.

Risks Relating to Ownership of Our Common Stock

Our executive officers, directors and principal stockholders will have the ability to control all matters submitted to our stockholders for approval.

Our executive officers, directors and stockholders who beneficially owned more than 5% of our common stock, in the aggregate, beneficially own shares representing 88.9% of our common stock as determined as of March 31, 2014. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock

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A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. As of March 31, 2014, we had 23,329,751 outstanding shares of common stock and 2,000,000 shares of common stock issuable upon conversion of the Series F convertible preferred stock. Of these shares, 11,462,262 may be resold in the public market immediately and the remaining 13,867,489 shares are currently restricted under securities laws or as a result of lock-up agreements, which restrict their transfer for a period of 60 days or 90 days after the private placement, which closed in February 2014. Moreover, holders of shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the resale or other disposition of up to 9,396,767 shares of our common stock or to require us to include those shares in registration statements that we may file for ourselves or other stockholders.

You may be diluted by exercises of outstanding options and warrants.

As of March 31, 2014, we had outstanding options to purchase an aggregate of 4,018,449 shares of our common stock at a weighted average exercise price of $5.39 per share and warrants to purchase an aggregate of 9,356 shares of our common stock at a weighted average exercise price of $12.02 per share. The exercise of such outstanding options and warrants will result in dilution of your investment. In addition, as described below, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of liquidation.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to complete development and, if approved, commercialization of Revolixys and continue our planned operations. To the extent we raise additional capital by issuing equity securities; our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities. If we sell common stock, convertible securities or other equity securities, your investment in our common stock will be diluted. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We are incurring significantly increased costs and devote substantial management time as a result of operating as a public company and such costs are likely to increase particularly after we are no longer an “emerging growth company.”

As a newly public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the Securities and Exchange Commission, and The NASDAQ Capital Market, our stock exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements has increased and will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, we currently do not have an internal audit function, and we need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

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After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict or estimate the amount of additional costs we may incur as a result of our recent transition to becoming a public company or the timing of such costs.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

(a) Sales of Unregistered Securities

On February 5, 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”), raising an aggregate of $20.0 million before sales agency fees and offering costs of approximately $1.4 million. The net proceeds of approximately $18.6 million from this offering will be used for general corporate and working capital purposes, including the ongoing Phase 3 REGULATE-PCI clinical trial. In connection with this financing, the Company entered into a registration rights agreement, pursuant to which it agreed to register the resale of the shares of common stock issued in the financing.

The common stock sold in the 2014 Private Placement was issued without registration under the Securities Act of 1933, as amended, (“the Securities Act”), in reliance on the exemption from registration contained in 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On March 21, 2014, we entered into an exchange agreement (“Exchange Agreement”) with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (the “Exchanging Stockholders”) pursuant to which we effected an exchange (the “Exchange”) of the 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (“Series F”) with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock). The Exchanging Stockholders agreed to reimburse us for our expenses in effecting the exchange up to a total of $25,000.

The preferred stock was issued without registration under the Securities Act, in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

(b) Use of Proceeds from Initial Public Offering of Common Stock

During the third quarter of 2013, we completed our IPO issuing 11,671,500 shares of common stock, inclusive of the exercise of the underwriters’ overallotment option, at a price of $4.00 per share, resulting in net proceeds to us of approximately $41.1 million, after deducting approximately $3.3 million of underwriting discounts and commissions and offering-related expenses reasonably estimated to be $2.3 million. The offer and sale of all of the shares in the offering were registered under the Securities Act pursuant to a registration statement on Form S-1, which was declared effective on August 21, 2013 (File No. 333-188209). Cowen and Company, LLC and BMO Capital Markets Corp. acted as book-running managers for the offering and as representatives of the underwriters.

No offering costs were paid directly or indirectly to any of our director or officers or persons owning ten percent or more of any class of our equity securities or to any other affiliates, other than payments in the ordinary course of business to officers for salaries and to non-employee directors as compensation for board or board committee service. There has been no material change in the planned use of proceeds from our IPO as described in the final prospectus dated August 22, 2013 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on August 22, 2013. As of March 31, 2014, we have used approximately $27.2 million of our IPO proceeds primarily towards funding the REGULATE-PCI trial.

Item 3.	Defaults upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

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Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

The exhibits filed or furnished as part of this Quarterly Report on Form 10-Q are set forth on the Exhibit Index, which Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

REGADO BIOSCIENCES, INC.

DATED: May 13th, 2014	By:	/s/ David J. Mazzo
David J. Mazzo
President, Chief Executive Officer and Director
(Principal Executive Officer)

DATED: May 13th, 2014	By:	/s/ R. Don Elsey
R. Don Elsey
Senior Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)

36

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, dated March 21, 2014 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities Exchange Commission on March 21, 2014).

10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities Exchange Commission on January 31, 2014).

10.2	Exchange Agreement, dated March 21, 2014, by and among the Company and the common stockholders listed in Schedule 1 thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities Exchange Commission on March 21, 2014).

31.1*	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101. INS*	XBRL Instance Document

101. SCH*	XBRL Taxonomy Extension Schema Document

101. CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101. DEF*	XBRL Taxonomy Definition Linkbase Document

101. LAB*	XBRL Taxonomy Extension Label Linkbase Document

101. PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

37

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2014, Regado Biosciences, Inc. (the “Company”) entered into an Office Lease (the “Lease”) with 106 Allen Road, LLC (the “Landlord”) pursuant to which the Company leased up to 18,467 rentable square feet of office space from the Landlord at 106 Allen Road, Basking Ridge, New Jersey. The Company will use the office space as its new corporate headquarters. The term of the Lease will commence on August 1, 2014 and will expire on July 31, 2020 (the “Term”). The Lease provides for, among other things, monthly base rent during the Term in the amounts set forth in the table below, which assumes that the Company is not in default of the Lease, plus additional rent as described in the lease.

Start Date	End Date	Monthly Base Rent
August 1, 2014	January 31, 2015	$0.00
February 1, 2015	January 31, 2016	$25,000.00
February 1, 2016	January 31, 2017	$31,875.00
February 1, 2017	January 31, 2018	$40,011.83
February 1, 2018	January 31, 2019	$40,781.29
February 1, 2019	July 31, 2020	$41,550.75

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the complete Lease, which is attached as Exhibit 1.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Decision to Retire and Not Stand For Reelection of Director

On May 5, 2014, Raphaël Wisniewski notified Regado Biosciences, Inc., (the “Company”) of his decision to retire and not stand for reelection to the Board of Directors of the Company (the “Board”) at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). Mr. Wisniewski will continue to serve as a Class I Director and a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Board until the Annual Meeting. Mr. Wisniewski attributed his decision to the fact that travelling from his home and principal business location in France to the Company’s Board meetings has become burdensome. Mr. Wisniewski indicated that his decision not to stand for reelection was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Nominating and Corporate Governance Committee of the Board has decided to nominate Andrew J. Fromkin to stand for election as a Class I Director at the Annual Meeting in place of Mr. Wisniewski.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Office Lease by and between Regado Biosciences, Inc. and 106 Allen Road, LLC, dated April 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: May 5, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

1.1	Office Lease by and between Regado Biosciences, Inc. and 106 Allen Road, LLC, dated April 30, 2014.

Exhibit 1.1

OFFICE LEASE

Between

106 Allen Road LLC, Landlord,

and

Regado Biosciences, Inc.

Tenant

Dated: April 30, 2014

REFERENCE DATA

LANDLORD:	106 Allen Road LLC

LANDLORD’S ADDRESS	788 Morris Turnpike Short Hills, NJ

TENANT:	Regado Biosciences, Inc.

PREMISES:	106 Allen Road, 4th Floor Liberty Corner, NJ 07920

RENTABLE AREA OF PREMISES:	18,467

RENTABLE AREA OF BUILDING:	133,434

LEASE TERM:	Six (6) years

SCHEDULED COMMENCEMENT DATE:	August 1, 2014

BASE RENT:	See Article 3

BASE YEAR:	2015

TENANT’S PROPORTIONATE SHARE:	13.84%

SECURITY DEPOSIT:	$115,418.75

PERMITTED USES:	General Office

OPTION:	Two (2) five (5) year terms

2

ARTICLE 1 GRANT OF LEASE: PREMISES: BUILDING: PROJECT; AND COMMON AREAS		1
1.1	Lease of Premises	1
1.2	The Building and the Office Complex	1
1.3	Common Areas	1
1.4	Landlord’s Use and Operation of the Building, Project, and Common Areas	2
ARTICLE 2 TERM, POSSESSION		2
2.1	Term	2
2.2	Early Possession	2
2.3	Failure to Deliver Possession	3
2.4	Lease Year Defined	3
ARTICLE 3 BASE RENT		3
3.1	Base Rent	3
3.2	Manner of Payment	4
3.3	Payments Due at Lease Execution	4
3.4	Late Payment	4
ARTICLE RENT ADJUSTMENTS		5
4.1	Obligation to Pay Rent Adjustments	5
4.2	Definitions	5
4.3	Computation of Rent Adjustments	9
4.4	Payments of Rent Adjustments; Projections	10
4.5	Readjustments	10
4.6	Books and Records	12
4.7	Audit Procedures	12
4.8	Proration and Survival	12
4.9	No Decrease In Base Rent	13
4.10	Additional Rent	13
ARTICLE 5 USE OF PREMISES		13
ARTICLE 6 SERVICES		13
6.1	Services Provided	13
6.2	Failure to Pay for Services	15
6.3	Failure to Furnish Services	15
6.4	Regulations Regarding Utilities Services	16
ARTICLE 7 CONDITION AND CARE OF PREMISES		16
ARTICLE 8 RETURN OF PREMISES		17
8.1	Surrender of Possession	17
8.2	Installations and Additions	17
8.3	Trade Fixtures and Personal Property	17
8.4	Survival	17
ARTICLE 9 HOLDING OVER		17
ARTICLE 10 RULES AND REGULATIONS		18

3

ARTICLE 11 RIGHTS RESERVED TO LANDLORD		18
11.1	Rights Reserved to Landlord	18
11.2	Use of Roof and Land	20
ARTICLE 12 ALTERATIONS		20
ARTICLE 13 ASSIGNMENT AND SUBLETTING		21
13.1	Assignment and Subletting	21
13.2	Rentals Based on Net Income	21
13.3	Consent by Landlord	22
13.4	Tenant’s Notice: Landlord’s Right to Terminate	22
13.5	Landlord’s Consent	22
13.6	Profits	23
13.7	Assignee to Assume Obligations	23
13.8	Change of Control	23
3.9	Assignment or Sublet to Affiliate; Certain Permitted Transfers	24
ARTICLE 14 WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT		25
14.1	Waiver of Certain Claims	25
14.2	Damage Caused by Tenant’s Neglect	25
14.3	Tenant Responsible for Personal Property	25
14.4	Indemnification	25
ARTICLE 15 DAMAGE OR DESTRUCTION BY CASUALTY		26
15.1	Damage or Destruction by Casualty	26
15.2	Abatement of Rent	26
ARTICLE 16 EMINENT DOMAIN		27
ARTICLE 17 DEFAULT		27
17.1	Events of Default	27
17.2	Rights and Remedies of Landlord	29
17.3	Right to Re-Enter	29
17.4	Current Damages	29
17.5	Final Damages	30
17.6	Removal of Personal Property	30
17.7	Attorneys’ Fees	30
17.8	Assumption or Rejection in Bankruptcy	30
17.9	Waiver of Right of Redemption	31
ARTICLE 18 SUBORDINATION		31
18.1	Subordination	31
18.2	Liability of Holder of First Mortgage; Attornment	31
18.3	Modification Required by Holder of First Mortgage	31
18.4	Short Form Lease	32
ARTICLE 19 MORTGAGEE PROTECTION		32
ARTICLE 20 ESTOPPEL CERTIFICATE		32
ARTICLE 21 SUBROGATION AND INSURANCE		33
21.1	Waiver of Subrogation	33
21.2	Tenant’s Insurance	33
21.3	Certificates of Insurance	34
21.4	Compliance with Requirements	34
ARTICLE 22 NONWAIVER		35

4

ARTICLE 23 TENANT - DUE AUTHORIZATION		35
ARTICLE 24 REAL ESTATE BROKERS		36
ARTICLE 25 NOTICES		36
ARTICLE 26 ENVIRONMENTAL MATTERS		37
26.1	Tenant’s Obligations with Respect to Environmental Matters	37
26.2	Landlord’s Right to Inspect	38
26.3	Copies of Notices and Documentation	38
26.4	Landlord’s Right to Act	39
26.5	Indemnification	39
ARTICLE 27 SECURITY DEPOSIT		40
27.1	Security Deposit	40
27.2	Transfer of Security Deposit	40
ARTICLE 28 INTENTIONALLY OMITTED		41
ARTICLE 29 TITLE AND COVENANT AGAINST LIENS		41
ARTICLE 30 MISCELLANEOUS		41
30.1	Successors and Assigns	41
30.2	Modifications in Writing	41
30.3	No Option; Irrevocable Offer	41
30.4	Definition of Tenant	42
30.5	Definition of Landlord	42
30.6	Headings	42
30.7	Time of Essence	42
30.8	Default Rate of Interest	42
30.9	Severability	42
30.10	Entire Agreement	42
30.11	Force Majeure	42
30.12	Intentionally Omitted	43
30.13	Choice of Law	43
30.14	Relationship	43
ARTICLE 31 AMERICANS WITH DISABILITIES ACT		43
ARTICLE 32 EXCULPATORY PROVISIONS		44
ARTICLE 33 PATRIOT ACT		45
ARTICLE 34 EMERGENCY DIRECTIVES		45
ARTICLE 35 OPTION TO EXTEND		46
ARTICLE 36 TENANT IMPROVEMENTS		46
ARTICLE 37 SIGNAGE		47
ARTICLE 38 TENANT’S RIGHT OF FIRST REFUSAL		47
ARTICLE 38 TENANT FURNITURE CREDIT		47
EXHIBIT A		49
EXHIBIT B		50
EXHIBIT C		52
EXHIBIT D		56
EXHIBIT E		58
EXHIBIT E-1		60
EXHIBIT F		64

5

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made and entered into as of the 30th day of April, 2014, by and between 106 Allen Road LLC, a New Jersey limited liability company (hereinafter referred to as “Landlord”), and Regado Biosciences, Inc., a Delaware Corporation (hereinafter referred to as “Tenant”).

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Landlord and Tenant hereby agree as follows:

ARTICLE 1

GRANT OF LEASE: PREMISES: BUILDING: PROJECT; AND COMMON AREAS

1.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises outlined in the floor plans attached hereto as Exhibit A and hereby made a part hereof (hereinafter referred to as the “Premises”) on the 4th floor of the building located at 106 Allen Road, Liberty Corner, New Jersey (hereinafter referred to as the “Building”).

1.2 The Building and the Office Complex. The Building, which is located on land (the “Land”) legally described in Exhibit B attached hereto and made a part hereof, is part of an office project known as “The Offices at Liberty Corner”. The term “Office Complex,” as used in this Lease, shall mean (i) the Building, and the “Common Areas,” as that term is defined in Section 1.3 below, (ii) the Land (which is improved with landscaping, open-use parking lots and other improvements) upon which the Building, and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, buildings or other improvements added thereto pursuant to the terms of Section 1.4 of this Lease.

1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Office Complex, and subject to the rules and regulations referred to in Article 10 of this Lease, those portions of the Office Complex which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Office Complex, whether or not those areas are open to the general public, or which contain facilities or equipment used or usable in the operation of the Office Complex, even if access to such areas may be restricted to Landlord’s personnel (such areas are collectively referred to herein as the “Common Areas”). The term “Exterior Common Areas,” as used in this Lease, shall mean the portions of the Common Areas not located within the Building, and may include, without limitation, any parking facilities, fixtures, systems, signs, facilities, lakes, gardens, parks, or other landscaping used in connection with the Office Complex, and may include any city sidewalks adjacent to the Office Complex, pedestrian walkway system, whether above or below grade, park or other facilities open to the general public and roadways, sidewalks, walkways, parkways, driveways and landscape areas appurtenant to the Office Complex. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building and may include, without limitation, the common entrances, lobbies, atrium areas, restrooms, elevators, elevator shafts, stairways and accessways, loading docks, ramps, platforms, passageways, serviceways, common pipes, flues, stacks, pipe shafts, conduits, wires, equipment, loading and unloading areas, machine rooms, fan rooms, janitors’ closets, electrical closets,· telephone closets and trash areas servicing the Building. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord.

1.4 Landlord’s Use and Operation of the Building, Project, and Common Areas.

Landlord reserves the right from time to time without notice to Tenant (i) to close temporarily any of the Common Areas; (ii) to restrict Tenant’s access to any Common Areas not open to all tenants; (iii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iv) to expand the Building; (v) to add additional buildings and improvements to the Common Areas; (vi) to remove buildings and improvements from the Common Areas; (vii) to designate land outside the Office Complex to be part of the Office Complex, and in connection with the improvement of such land to add additional buildings and common areas to the Office Complex; (viii) to use the Common Areas while engaged in making improvements, repairs or alterations to the Office Complex or to any adjacent land, or any portion thereof; and (ix) to do and perform such other acts and make such other changes in, to or with respect to the Office Complex, Common Areas and Building or the expansion thereof as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

ARTICLE 2

TERM; POSSESSION

2.1 Term. The term of this Lease (hereinafter referred to as the “Term”) shall commence on August 1, 2014 (the “Commencement Date”), and expiring seventy two (72) months thereafter (hereinafter, as the same may be adjusted as hereinafter provided, referred to as the “Expiration Date”), unless sooner terminated as provided herein. Within fifteen (15) days after the Commencement Date, Landlord and Tenant shall execute a Confirmation of Commencement Date in the form attached hereto as Exhibit F.

Provided Landlord’s work at the Premises has been substantially completed and a temporary or permanent certificate of occupancy has been issued, Tenant will be permitted to take occupancy prior to August 1, 2014. The Commencement Date will be advanced accordingly.

Notwithstanding the foregoing, if Landlord fails to achieve the Commencement Date, Landlord will credit Tenant with $3,750.00 per day for each day late. This is provided that Landlord is not delayed in any way by Tenant. The Commencement Date shall be extended by the number of Tenant delays if any.

2.2 Early Possession. If Tenant desires to take possession of all or any part of the Premises prior to the date set forth above as the Commencement Date and if Landlord authorizes Tenant to do so, the Commencement Date shall be advanced to the date upon which Tenant so takes possession. The Expiration Date shall not be affected by such early occupancy. At any time within sixty (60) days prior to the Commencement Date (the “Access Period), Tenant shall have the right to access the Building and the Premises for the purpose of installing furniture, fixtures and equipment within the Premises provided such installation shall not materially or unreasonably interfere with any work being performed in the Building and/or the Premises by or on behalf of Landlord (it being agreed that such access for such purposes shall not constitute “possession” hereunder).

2.3 Failure to Deliver Possession. If Landlord is unable to deliver possession of the Premises to Tenant on or before the date set forth above as the Commencement Date because work to be performed by Landlord under any Work Letter (as hereinafter defined) has not been substantially completed (as that term is defined in the Work Letter), or for any other reason, Landlord· shall not be subject to any liability on account thereof and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, except to the extent specifically provided in Section 2.1 above. If Landlord is to perform work in the Premises pursuant to a work letter attached hereto as Exhibit E and by this reference made a part hereof (hereinafter referred to as the “Work Letter”) and is unable to deliver possession of the Premises to Tenant on or before the date set forth above as the Commencement Date because such work has not been substantially completed, the Commencement Date shall be deferred to the date on which such work is substantially completed. In the event, however, that substantial completion of such work has been delayed by reason of the occurrence of one or more acts constituting Tenant Delay (as defined in the Work Letter), the date of substantial completion thereof shall be deemed to be the date on which such work would have been substantially completed but for such Tenant Delay. If the Commencement Date is deferred pursuant to this paragraph, the Expiration Date shall be deferred so that the Term will expire on the last day of the calendar month in which the 72nd month anniversary of said deferred Commencement Date occurs. Neither the Commencement Date nor the Expiration Date shall be affected if the Premises are not ready for occupancy because Tenant is performing work in the Premises, pursuant to the Work Letter or otherwise.

2.4 Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (l2th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay an annual base rent (hereinafter referred to as “Base Rent”) to Landlord for the Premises, payable in equal monthly installments (hereinafter referred to as “Monthly Base Rent”), in advance on the first day of the Term and on the first day of each calendar month thereafter of the Term, and at the same rate for fractions of a month if the Term begins on any day except the first day of a calendar month or ends on any day except the last day of a calendar month pursuant to the following schedule:

Start Date	End Date	Per Sq. Ft. Amount		Annual Base Rent	Monthly Base Rent
August 1, 2014	January 31, 2015	*$	0.00	$0.00	$0.00
February 1, 2015	January 31, 2016	**$	25.00	$300,000.00	$25,000.00
February 1, 2016	January 31, 2017	***$	25.50	$382,500.00	$31,875.00
February 1, 2017	January 31, 2018		$26.00	$480,142.00	$40,011.83
February 1, 2018	January 31, 2019		$26.50	$489,375.50	$40,781.29
February 1, 2019	July 31, 2020		$27.00	$498,609.00	$41,550.75

*	Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in default under the Lease beyond the expiration of applicable notice and cure periods, Tenant shall have no obligation to pay Base Rent during the first six (6) months of Lease Year 1, but will remain responsible for any Additional Rent, based on Tenant’s Proportionate Share in Section 4.2(g) and electric per Section 6.1(g), during this period.
**	During the period of February 1, 2015 through January 31, 2016, provided that Tenant is not then in default under the Lease beyond the expiration of applicable notice and cure periods, Tenant shall not be obligated to pay Base Rent on the full rentable square footage of the Premises, but rather only on 12,000 rentable square feet. Tenant will remain responsible for any Additional Rent, based on Tenant’s Proportionate Share in Section 4.2(g) and electric per Section 6.1(g), during this period.
***	During the period of February 1, 2016 through January 31, 2017, provided that Tenant is not then in default under the Lease beyond the expiration of applicable notice and cure periods, Tenant shall not be obligated to pay Base Rent on the full rentable square footage of the Premises, but rather only on 15,000 rentable square feet. Tenant will remain responsible for any Additional Rent, based on Tenant’s Proportionate Share in Section 4.2(g) and electric per Section 6.1(g), during this period.

3.2 Manner of Payment. Base Rent, Rent Adjustments (as hereinafter defined), Rent Adjustment Deposits (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord hereunder (hereinafter collectively referred to as “Rent”) shall be paid in lawful money of the United States to Landlord at the office of Landlord, or as otherwise designated from time to time by written notice from Landlord to Tenant. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever except as may be expressly provided herein.

3.3 Payment Due at Lease Execution. Subject to Section 3.2 above, Tenant shall pay the first month’s payable Base Rent of Twenty five thousand dollars ($25,000.00) as well as the Security Deposit pursuant to Section 27.1 upon Lease execution.

3.4 Late Payment. In the event payment is not received within five (5) calendar days from the applicable monthly due date, Landlord reserves the right to impose a late payment fee of five percent (5%) of the outstanding balance which shall be added to the amount due and owing to Landlord. The assessment of late charges by Landlord or the payment of same by Tenant shall not in any manner prejudice or diminish the rights of Landlord as set forth in this Lease. Imposition of a late payment fee is solely at Landlord’s option and failure by Landlord to exercise this option does not waive Landlord’s right to exercise this right at a future date.

ARTICLE 4

RENT ADJUSTMENTS

4.1 Obligation to Pay Rent Adjustments. In addition to paying Base Rent, Tenant shall also pay as additional rent the amounts determined in accordance with this Article 4 (hereinafter referred to as “Rent Adjustments”).

4.2 Definitions. As used in this Lease,

(a) “Adjustment Date” shall mean the first day of the Term and each January 1 thereafter falling within the Term.

(b) “Adjustment Year” shall mean each calendar year during which an Adjustment Date falls.

(c) “Expenses” shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for owning, managing, operating, maintaining and repairing the Building, the Building Common Areas, the Exterior Common Areas, the Land, and the personal property used in conjunction therewith (the Building and the Land hereinafter collectively referred to as the “Real Property” and the Real Property and such personalty hereinafter collectively referred to as the “Project”), including, without limitation, the following costs and expenses:

(i) wages and salaries of all persons engaged in the operation, management, maintenance or repair of the Project, and fringe benefits, including social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, and any other similar expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, management, maintenance or repair of the Project;

(ii) the cost of security and security devices and systems;

(iii) the cost of snow, ice and trash removal;

(iv) the cost of cleaning and sweeping;.

(v) the cost of parking area repair, restoration and maintenance, including but not limited to resurfacing, repainting, restriping, relamping and cleaning;

(vi) the cost of interior and exterior painting, decorating and landscaping, including without limitation planting and replacing decorations, flowers, lawn care and landscaping and the replacement of wall and floor coverings, ceiling tiles and fixtures in the Common Areas;

(vii) the cost of roof repair;

(viii) the cost of maintenance, repair and replacement of utility systems, elevators, escalators and other building systems and improvements not otherwise referred to in this Section 4.2(c), but including replacement only to the extent of replacement of parts and components incidental to the maintenance and repair thereof or if the cost thereof would be includable in Expenses pursuant to subsection (A) below of this Section 4.2(c), and not to the extent replacement of any item would constitute a capital improvement or a capital expenditure which is excluded from Expenses as hereinafter provided;

(ix) the cost of window cleaning;

(x) the cost of janitorial service and trash removal;

(xi) the cost of insurance, including, but not limited to, fire, extended coverage, all risk, liability, workmen’s compensation, elevator and any other insurance carried by Landlord and applicable to the Project;

(xii) the cost of uniforms, supplies and sundries;

(xiii) all payments made pursuant to the property management agreement with respect to the Project (including the cost of any management fee and the fair rental value of any office space provided to the manager thereunder);

(xiv) the cost of sales or use taxes on supplies and services;

(xv) the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Project;

(xvi) legal, accounting and consulting expenses, including, but not limited to, such expenses that relate to seeking or obtaining reductions in and refunds of real estate taxes;

(xvii) the cost of tools and equipment;

(xviii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments or exactions which may constitute Expenses;

(xix) payments under any equipment rental agreements;

(xx) costs, fees, charges or assessments imposed by any federal, state or local government for fire and police protection, trash removal, community services, or other services not funded through taxes;

(xxi) sums levied, assessed, imposed or required to be paid to any governmental authority on account of the parking of motor vehicles, or reduction or control of motor vehicle traffic, or motor vehicle pollution;

(xxii) any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered an expense of owning, managing, operating, maintaining or repairing the Project, except as hereinafter provided.

Expenses shall not include costs or other items included within the meaning of the terms “Taxes” or “Utility Expenses” (as hereinafter defined); costs of alterations of the premises of tenants of the Building; costs of capital improvements or capital expenditures with respect to the Building (except as specifically provided in this Section 4.2(c)(viii) and subsection (A) below); depreciation charges; interest and principal payments on mortgages; ground rental payments; real estate brokerage and leasing commissions; other expenses incurred in leasing or in procuring tenants; any expenditures for services which are provided to one or more tenants but are not available generally to all office tenants; and any expenditures for which Landlord has been reimbursed (other than pursuant to this Article 4 or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building), except as hereinafter provided.

Notwithstanding anything contained in this clause (c) to the contrary:

(A) The cost of any capital improvements to the Building made after the date of this Lease (i) which are intended to reduce Expenses or Utility Expenses, or (ii) which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed, which costs shall be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized cost of any such improvements (at the prevailing construction loan rate available to Landlord on the date the cost of such improvements was incurred) shall be included in Expenses;

(B) If the Building is occupied by tenants at a rate less than 95% of total building occupancy during all or a portion of any Adjustment Year, or the Base Year, as the case may be, or if during all or a portion of any Adjustment Year, or the Base Year, as the case may be, Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Expenses, then Landlord shall make an adjustment for such year of components of Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service to an amount that reflects 95% occupancy. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Expenses for such year, as if the Building had been 95% occupied during the entire Adjustment Year, or the Base Year, as the case may be, Landlord had furnished such service at its expense to all tenants for the entire Adjustment Year, or the Base Year, as the case may be, and Landlord had paid or incurred such costs and expenses for such year;

(C) If any item of Expenses, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated proportionately among such related calendar years; and

(d) “Taxes” shall mean real estate taxes, property taxes, general or special assessments; sewer and water rents, rates and charges, transit and transit district taxes, city, county, village and school district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, except as provided herein), which may now or hereafter be levied, assessed or imposed against the Real Property.

Notwithstanding anything contained in this clause (d) to the contrary:

(i) If at any time the method of taxation then prevailing is altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Real Property to the extent that such items would be payable if the Real Property were the only property of Landlord subject thereto and the income received by Landlord from the Real Property were the only income of Landlord.

(ii) Notwithstanding the year for which any such taxes or assessments are levied, (A) in the case of taxes or special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, paid during a calendar year shall be included in Taxes for that year and (B) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve (12) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year. Except as provided in the preceding sentence, all references to Taxes “for” a particular year shall be deemed to refer to taxes levied, assessed or otherwise imposed for such year without regard to when such taxes are payable.

(iii) Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances which are components of the Project.

(e) “Rentable Area of the Building” One hundred thirty three thousand four hundred thirty four (133,434) square feet.

(f) “Rentable Area of the Premises” The Rentable Area of the Premises shall be deemed to be Eighteen thousand four hundred sixty seven (18,467) square feet.

(g) “Tenant’s Proportionate Share” shall mean 13.84%, which is the percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.

(h) “Utility Expenses” shall mean the cost and expenses paid or incurred by or on behalf of Landlord for all electricity, steam, water, sewer, fuel, heating, lighting, air-conditioning and utilities used at the Real Property, including without limitation, any fuel surcharges and adjustments thereto and the allocable share of such costs and expenses used at the Office Complex.

Notwithstanding anything contained in this clause (h) to the contrary:

(A) If the Building is occupied by tenants at a rate less than 95% of total building occupancy during all or a portion of any Adjustment Year, or the Base Year, as the case may be, or if during all or a portion of any Adjustment Year, or the Base Year, as the case may be, Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Utility Expenses, then Landlord shall reasonably and equitably adjust its computation for such year of components of Utility Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service to an amount that reflects 95% occupancy;

(B) If any item of Utility Expenses, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated proportionately among such-related calendar years; and.

(i) “Rent Adjustments” shall mean all amounts determined pursuant to this Article 4, including all amounts payable by Tenant to Landlord on account thereof.

4.3 Computation of Rent Adjustments. Tenant shall pay Rent Adjustments for each Adjustment Year determined as hereinafter set forth. Rent Adjustments payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:

(a) the product of Tenant’s Proportionate Share multiplied by the amount, if any, by which Taxes for such Adjustment Year exceeds Taxes for calendar year 2015 (the “Base Year”) (said product being hereinafter referred to as the “Tax Adjustment”); plus

(b) the product of Tenant’s Proportionate Share multiplied by the amount, if any, by which Expenses for such Adjustment Year exceed Expenses for the Base Year (said product being hereinafter referred to as the “Expense Adjustment”); plus

(c) the product of Tenant’s Proportionate Share multiplied by the amount, if any, by which Utility Expenses for such Adjustment Year exceed Utility Expenses for the Base Year (said product being hereinafter referred to as the “Utility Expense Adjustment”).

In determining the Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for any given Adjustment Year, if less than the entire Adjustment Year shall fall within the Term, then for purposes of comparison, the level of Taxes, Expenses and Utility Expenses for the Base Year shall be reduced ratably based upon the relative number of days in the two periods being compared. Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of Taxes, Expenses and Utility Expenses. Tenant has had an opportunity to consult with Landlord with respect to the Taxes, Expenses and Utility Expenses projected for the operation of the Building but has not relied upon any statements or representations of Landlord or of any agent or affiliate of Landlord in regard thereto in executing this Lease and in agreeing to perform the terms and covenants hereof and shall make no claim against Landlord based thereon. Notwithstanding anything to the contrary herein contained, in no event shall the Tax Adjustment, Expense Adjustment or Utility Expense Adjustment for any Adjustment Year be negative.

4.4 Payments of Rent Adjustments; Projections. Tenant shall pay Rent Adjustments to Landlord in the manner hereinafter provided.

(a) Tax Adjustment, Expense Adjustment and Utility Expense Adjustment. Tenant shall make payments on account of Tax Adjustment, Expense Adjustment and Utility Expense Adjustment (the aggregate of such payments with respect to any Adjustment Year being hereinafter referred to as the “Rent Adjustment Deposit”) as follows:

(i) Prior to each Adjustment Date and from time to time during the Adjustment Year in which such Adjustment Date falls, Landlord may deliver to Tenant a written notice or notices (each such notice being hereinafter referred to as a “Projection Notice”) setting forth (A) Landlord’s reasonable estimates, forecasts or projections (collectively, the “Projections”) of any or all of Taxes, Expenses and Utility Expenses for such Adjustment Year and (B) Tenant’s Rent Adjustment Deposits with respect to the Tax Adjustment, Expense Adjustment and Utility Expense Adjustment components of Rent Adjustments for such Adjustment Year based upon the Projections. Landlord’s budgets of Expenses and Utility Expenses and the Projections based thereon may assume full occupancy of the Building and that Landlord will furnish all services included in Expenses and Utility Expenses to all tenants of the Building.

(ii) Tenant shall commence payments of monthly installments of Rent Adjustment Deposits on the first day of the first calendar month during the Term following Landlord’s delivery of the first Projection Notice hereunder. On such date, and on or before the first day of each calendar month thereafter of the Adjustment Year covered by such Projection Notice, Tenant shall pay to Landlord one twelfth 1/12 of the Rent Adjustment Deposits shown in the Projection Notice. Within fifteen (15) days following Landlord’s delivery of a Projection Notice for an Adjustment Year in progress, Tenant also shall pay Landlord a lump sum equal to the Rent Adjustment Deposits shown in ‘the Projection Notice less the sum of (A) any previous payments on account of Rent Adjustment Deposits made with respect to such Adjustment Year and (B) monthly installments on account of Rent Adjustment Deposits due for the remainder of such Adjustment Year. Until such time as Landlord furnishes a Projection Notice for an Adjustment Year, Tenant shall continue to pay monthly installments of Rent Adjustment Deposits in the amount shown by the most recent Projection Notice or, if the Tax, Expense and Utility Expense Adjustment for the Adjustment Year covered by such Projection Notice has been determined, one twelfth (1/12) of such Tax, Expense and Utility Expense Adjustment.

4.5 Readjustments. The following readjustments shall be made by Landlord and Tenant for Expense Adjustment, Utility Expense Adjustment and Tax Adjustments:

(a) Following the end of each Adjustment Year and after Landlord has determined the actual amount of Expenses to be used in calculating the Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as “Landlord’s Expense Statement”) of such Expenses and Tenant’s Expense Adjustment for such Adjustment Year. If the Expense Adjustment owed for such Adjustment Year exceeds the Expense Adjustment component of the Rent

Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord’s Expense Statement, shall pay to Landlord an amount equal to the excess of the Expense Adjustment over the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord’s Expense Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant’s obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

(b) Following the end of each Adjustment Year and after Landlord has determined the actual amount of Utility Expenses to be used in calculating the Utility Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as “Landlord’s Utility Expense Statement”) of such Utility Expenses and Tenant’s Utility Expense Adjustment for such Adjustment Year. If the Utility Expense Adjustment owed for such Adjustment Year exceeds the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord’s Utility Expense Statement, shall pay to Landlord an amount equal to the excess of the Utility Expense Adjustment over the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Utility Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord’s Utility Expense Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant’s obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

(c) Following the end of each Adjustment Year and after Landlord has determined the actual amount of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as “Landlord’s Tax Statement”) of such Taxes for such Adjustment Year. If the Tax Adjustment owed for such Adjustment Year exceeds the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord’s Tax Statement, shall pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord’s Tax Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant’s obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant pursuant to this Section.

4.6 Books and Records. Landlord shall maintain books and records showing Taxes, Expenses and Utility Expenses in accordance with sound accounting and management practices. Tenant or its representative shall have the right to examine Landlord’s books and records showing Taxes, Expenses and Utility Expenses upon reasonable prior notice and during normal business hours at any time within seventy-five (75) days following the furnishing by Landlord to Tenant of Landlord’s Expense Statement, Landlord’s Utility Expense Statement or Landlord’s Tax Statement, as the case may be, provided for in Section 4.5. Unless Tenant takes written exception to any item within seventy-five (75) days after the furnishing of Landlord’s Expense Statement, Landlord’s Utility Expense Statement or Landlord’s Tax Statement, as the case may be, containing such item, such Landlord’s Statement shall be considered final and accepted by Tenant.

4.7 Audit Procedures. If Tenant notifies Landlord within such seventy-five (75) day period that Tenant disputes any specific item or items in any Landlord’s Expense Statement, Landlord’s Utility Expense Statement or Landlord’s Tax Statement, as the case may be, and such dispute is not resolved between Landlord and Tenant within thirty (30) days after the date such notice is given by Tenant, either party, during the thirty (30) day period following the expiration of the thirty (30) day period commencing on the date such notice is given, may refer such disputed item or items for determination to an independent certified public accountant selected by such party and approved by the other party, which approval shall not be withheld unreasonably, and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such determination, except in the case of Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for any Adjustment Year where it is determined that Landlord has overcharged Tenant for Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for such Adjustment Yearly more than five (5%), in which case Landlord shall pay such costs.

4.8 Proration and Survival. With respect to any Adjustment Year which does not fall entirely within the Term, Tenant shall be obligated to pay as Expense Adjustment, Utility Expense Adjustment and Tax Adjustment for such Adjustment Year only a pro rata share of Expense Adjustment, Utility Expense Adjustment and Tax Adjustment as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this Lease, Tenant shall pay any Rent Adjustments due to Landlord within fifteen (15) days after the date of each Landlord’s Statement sent to Tenant. Without limitation of other obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent Adjustments provided for in this Article 4 accruing during the Term shall survive the expiration or termination of this Lease.

4.9 No Decrease In Base Rent. In no event shall any Rent Adjustments result in a decrease of Base Rent payable hereunder.

4.10 Additional Rent. All amounts payable by Tenant as or on account of Rent Adjustments shall be deemed to be additional rent (“Additional Rent”) becoming due under this Lease.

ARTICLE 5

USE OF PREMISES

Tenant shall use and occupy the Premises for general office purposes and for no other use or purpose. Tenant will be solely responsible for any permits, approvals etc. from the municipality for its particular use for the Premises. Landlord accepts no responsibility for delays, and/or any denials from the municipality and Tenant agrees to indemnify and hold Landlord harmless from any liability arising there from.

ARTICLE 6

SERVICES

6.1 Services Provided

(a) Air conditioning and heating when necessary to provide a temperature condition required, in Landlord’s judgment, for comfortable occupancy of the Premises under normal business operations, daily from 8:00 a.m. to 6:00 p.m. (Saturdays 8:00 a.m. to 1:00 p.m.), Sundays and public holidays excepted. Without limitation of the foregoing, the term public holidays, wherever employed in this Lease, shall include New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas. Whenever Tenant’s use or occupation of the Premises exceeds the design loads for the system providing heating and air conditioning, or Tenant uses lighting or heat-generating machines or equipment which cumulatively exceed such design loads, or which affect the temperature otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may temper such excess loads by installing supplementary heat or air conditioning units in the Premises or elsewhere where necessary, and the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as Additional Rent within ten (10) days after Landlord’s demand therefore. The expense resulting from the operation and maintenance of any such supplementary heat or air conditioning units shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Landlord’s agreements hereunder are subject to voluntary and mandatory presidential and governmental restrictions on energy use.

(b) Domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord’s written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as additional rent at Landlord’s scheduled rates for domestic water and hot water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

(c) Janitorial and cleaning service in accordance with the schedule attached hereto as Exhibit D. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to supervision of Landlord and at Tenant’s sale responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(d) Passenger elevator service in common with Landlord and other persons, daily from 8:00 a.m. to 6:00 p.m. (Saturdays 9:00 a.m. to 1:00 p.m.), Sundays and public holidays excepted. Such normal elevator service, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation. Landlord, however, shall provide limited passenger elevator service daily at all times when such normal passenger service is not furnished.

(e) Onsite parking, at no cost to Tenant. The number of parking spaces at the Building, which shall be available to Tenant on a non-exclusive basis, shall be equal to not less than four (4) parking spaces per thousand (1,000) square feet of the total Rentable Area of the Premises. Tenant will have five (5) reserved designated parking spaces.

(f) In the event Tenant requires air conditioning or heating during hours other than as set forth hereinabove, Tenant shall notify Landlord of such requirement as early as practically possible and Landlord shall endeavor in good faith to provide or arrange for such additional service. It is agreed that Tenant shall pay to Landlord the cost of said overtime usage as contemplated herein upon invoice from Landlord to Tenant at the rate of $75.00 per hour during the first year of the Term hereof, and thereafter said hourly charge shall be increased annually by the cost to Landlord of the increase in electric and gas utility rates for the Building operation, if any.

(g) Landlord shall furnish to Tenant the electric energy in the Premises for electricity consistent with electrical requirements as are customarily used in a general business office, which for purposes hereof shall be limited to lighting, desktop computers and any other similar electricity requirements, for which Tenant shall pay to Landlord as Additional Rent. Actual electric usage shall be separately metered by Landlord and billed to Tenant as Additional Rent. The Rates for this electric usage shall be charged based on the rates charged by the Building equal to Landlord’s actual cost thereof as shown on the bill from the electricity supplier nearest the period being billed as Additional Rent. Notwithstanding the foregoing, Landlord will segregate the light power outline so that Tenant will not be required to turn on all lights.

A default in payment of such bills shall be a default in payment of Rent. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage, expenses and causes beyond Landlord’s control, which Tenant may sustain or incur if either the quantity or character of electric service is changed.

(h) The electricity used for the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid by Tenant when due if billed directly to Tenant, or within ten (10) days after being billed therefore by Landlord. Tenant shall make no alterations or additions to the electric equipment or appliances without the prior written consent of Landlord in each instance. Tenant also agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in the Premises during the Term. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

(i) Landlord may provide such extra or additional services as it is reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after the time such extra or additional services are requested. Tenant shall pay, for such extra or additional services, an amount equal to one hundred fifteen percent (115%) of Landlord’s actual cost reasonably incurred in providing such additional services, such amount to be considered additional rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within ten (10) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service.

6.2 Failure to Pay for Services. Failure by Tenant to pay Landlord’s proper charges for water or other services promptly shall give Landlord, upon not less than ten (10) days’ notice, the right to discontinue furnishing the services, and no such discontinuance shall be deemed an eviction or disturbance of Tenant’s use of the Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant’s obligations under this Lease.

6.3 Failure to Furnish Services. Tenant agrees that Landlord and its beneficiaries and their agents shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or for delay in furnishing any service when such failure or delay is occasioned, in whole or in part, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by the act or default of Tenant or other parties; or by any cause beyond the reasonable control of Landlord; and such failures or delays shall never be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Anything in Section 6.3 or this Lease to the contrary notwithstanding, if any Essential Service which Landlord is required to provide to Tenant under this Lease is interrupted (due to a failure or defect in such Essential Service caused by any act or omission of Landlord, and which failure or defect is under Landlord’s direct control (as opposed to the control of the public service utility company providing such service to the Building)) and is not caused by any act or omission of Tenant or any of its employees, agents or contractors (in which event there shall be no abatement of Rent as provided for in this Section 6.3), and if, as a result thereof, all of the Premises, or any portion thereof, is rendered untenantable or otherwise cannot be used for the reasonable conduct of Tenant’s business for a period of five (5) consecutive Business Days (as extended due to Force Majeure delays (as described in Section 30.11) or delays caused by Tenant) after written notice thereof is given by Tenant to Landlord (with reference made to the abatement provision in this Section 6.3), then Tenant, as its sole remedy therefor, shall be entitled to a proportionate abatement of the Rent for each day after the expiration of such five (5) Business Day period (as extended due to Force Majeure delays or delays caused by Tenant) that all or such portion of the Premises shall remain untenantable or otherwise cannot be used for the reasonable conduct of the Tenant’s business. Landlord, at Landlord’s cost (unless such interruption shall have been caused by any act or omission of Tenant or any of Tenant’s employees, agents or contractors, and then at Tenant’s cost), shall use reasonable diligence to restore any Essential Service which shall be interrupted, but shall not be required to employ overtime labor unless Tenant elects to pay for such overtime labor. The abatement provided for in this Section 6.3 shall be Tenant’s sole remedy in the event of any interruption of any Essential Service which Landlord is required to provide to Tenant under this Lease. The term “Essential Service” as used in this Lease shall mean electrical, plumbing, heat, air-conditioning, elevator service, reasonable access to the Premises, or other Building system services.

6.4 Regulations Regarding Utilities Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building. Throughout the Term of this Lease, Landlord shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with access to or the moving of servicing equipment to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord’s mechanical installations.

ARTICLE 7

CONDITION AND CARE OF PREMISES

Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in good order and satisfactory condition. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises, the Building or the Land, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein or in the Work Letter, if any; provided, however, that Landlord shall deliver the Premises reasonably free of all debris, in a broom-clean condition. Subject to the provisions of Article 15 hereof, Tenant, at its own expense, shall keep the Premises in good repair and tenantable condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, contractors, agents, invitees or licensees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord and within any reasonable period of time specified by Landlord. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand.

ARTICLE 8

RETURN OF PREMISES

8.1 Surrender of Possession. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys and other access devices to the Premises to Landlord and make known to Landlord the combination of all locks of vaults then remaining in the Premises, and, shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took possession or, if a Work Letter is attached to this Lease, when the work provided for in the Work Letter is completed, ordinary wear, loss or damage by fire or other insured casualty

8.2 Installations and Additions. All installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements, whether temporary or permanent, except movable furniture and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord’s property and, upon termination of this Lease by lapse of time or otherwise, or of Tenant’s right of possession without termination of this Lease, shall remain upon the Premises, all without compensation, allowance or credit to Tenant.

8.3 Trade Fixtures and Personal Property. Tenant shall also remove Tenant’s furniture, machinery, trade fixtures and other items of movable personal property of every kind and description from the Premises, such removal is to be performed prior to the end of the Term or within ten (10) days following termination of this Lease or Tenant’s right of possession, whichever is earlier. If Tenant fails to remove such items, Landlord may do so, and thereupon the provisions of Section 17.6 shall apply and Tenant shall pay to Landlord upon demand the cost of removal and of restoration of the Premises.

8.4 Survival. All obligations of Tenant under this Article 8 shall survive the expiration of the Term or earlier termination of this Lease.

ARTICLE 9

HOLDING OVER

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant’s right to possession of the Premises, an amount which is one hundred twenty five percent (125%) of the amount of Base Rent and Rent Adjustments for a day based upon the annual rate of Base Rent set forth in Section 3.1 and on Rent Adjustments provided for in Article 4 for the period in which such possession occurs, calculated as though such period were within the Term (collectively “Holdover Rent”). Such Holdover Rent rate will be effective for the first three (3) months of the Holdover period. Following the three (3) month period, the Holdover rate will be one hundred fifty percent (150%). Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. In the alternative, if

Landlord gives written notice to Tenant of Landlord’s election thereof, such holding over shall, at Landlord’s election, constitute a month-to-month tenancy under the terms and conditions of this Lease except that Holdover Rent shall apply. Acceptance by Landlord of rent after such termination shall not of itself constitute either the creation bf such a month-to-month tenancy or a renewal. Nothing contained in this Article 9 shall be construed or shall operate as a waiver of Landlord’s right of reentry or any other right or remedy of Landlord.

ARTICLE 10

RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article 11 and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations set forth in Exhibit C attached to this Lease and made a part hereof and such other rules and regulations as may be adopted by Landlord pursuant to Section 11.1 (m) of this Lease. Any violation by Tenant of any of the rules and regulations contained in Exhibit C or in any Section of this Lease, or as may hereafter be adopted by Landlord pursuant to Section 11.1 (m) of this Lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and shall remain liable for all damages, loss, costs and expenses resulting from any violation by Tenant of any of said rules and regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations or the terms, covenants and conditions of any other lease against any other tenant or any other persons, and Landlord and its beneficiaries shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents or invitees, or by any other person.

ARTICLE 11

RIGHTS RESERVED TO LANDLORD

11.1 RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:

(a) To the exclusive use of the name of the Building and Office Complex for all purposes, except that Tenant may use such name(s) as its business address and for no other purpose;

(b) To change the name or street address of the Building;

(c) To install and maintain signs on the exterior and interior of the Building;

(d) To prescribe the location and style of the suite number and identification sign or lettering for the Premises and to designate and limit the space allotted to Tenant on the directory of the Building;

(e) To retain at all times, and to use in appropriate instances, pass keys or other access devices to the Premises;

(f) To grant to anyone the exclusive right to conduct any business or render any service in the Building, or the nonexclusive right to use any premises in the Building for a use which is the same as or similar to the use expressly permitted to Tenant by Article 5;

(g) To exhibit the Premises at reasonable hours and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises;

(h) To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying janitorial service or other service to be provided to Tenant hereunder;

(i) To require all persons entering or leaving the Building during such hours as Landlord may reasonably determine from time to time to identify themselves to security personnel by registration or otherwise in accordance “with security controls, and to establish their right to enter or to leave in accordance with the provisions of Exhibit C. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or to prevent access to the Building during the continuance of the same, to shut down elevator service, to activate elevator emergency controls, or otherwise to take such action or preventive measures deemed necessary by Landlord for the safety or security of the tenants or other occupants of the Building or for the protection of the Building and the property in the Building. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord;

(j) To regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same;

(k) To control and prevent access to Common Areas and other non-general public areas of the Building;

(l) Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with unreasonably, to rearrange, relocate, enlarge, reduce or change corridors, exits, entrances in or to the Building and to decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements or additions, and in that connection, Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and. without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant’s obligations under this Lease. Landlord, at its option, may make any repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours and, if Tenant desires to have such work done at times other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom; and

(m) From time to time to make and to adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit C or other Sections of this Lease, for the protection and welfare of the Building and its tenants and occupants, as Landlord may determine, and Tenant agrees to abide by and comply with all such rules and regulations.

11.2 Use of Roof and Land. Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, all rights to the land and improvements below the improved floor level of the Premises, to the improvements and air rights above the ceiling of the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein. This Lease does not grant any rights to light or air.

ARTICLE 12

ALTERATIONS

Tenant shall not make, without the prior written consent of Landlord, which will not be unreasonably withheld, any alterations, additions or improvements to the Premises. Landlord’s decision to refuse such consent shall be conclusive. If Landlord consents to such alterations, additions or improvements, before commencement of the work or delivery of any materials onto the Premises or into the Building, Tenant shall furnish to Landlord for approval (i) plans and specifications, (ii) names and addresses of contractors, (iii) copies of contracts, necessary permits and licenses and (iv) instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with appropriate evidence of Tenant’s ability to pay for such work and materials in full, and if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. All alterations, additions and improvements shall be’ installed in a good, workmanlike manner and only new, high-grade materials shall be used. All such work shall be done only by contractors or mechanics approved by Landlord and shall be subject to Landlord’s scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations, additions or improvements. All contractors and subcontractors must execute a Tenant’s Contractor and Subcontractor Agreement prior to beginning any work on the Premises. Before commencing any to the Building, including the Premises, occasioned by such alterations, additions and improvements work in connection with such alterations, additions or improvements, Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said alterations, additions or improvements. Tenant shall permit Landlord to supervise construction operations in connection with the foregoing work if Landlord requests to do so. Tenant shall pay the cost of all such alterations, additions and improvements, as well as the cost of decorating and repairing any damage, including the cost of labor and materials, contractors’ profits, overhead and general conditions, and a reasonable fee to Landlord. Upon completing any alterations, additions or improvements, Tenant shall furnish Landlord with contractors’ affidavits in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1 Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned, or delayed, in each instance, (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein by operation of law, (c) sublet the Premises or any part thereof, (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 5 of this Lease or by anyone other than Tenant and Tenant’s agents and employees, or (e) cause, suffer or permit to occur any “Change of Control” (as such term is defined in Section 13.8 hereof). Landlord has the absolute right to withhold its consent without giving any reason whatsoever, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

Notwithstanding the forgoing, any assignment or sublet must be in writing, and subject to all the terms and conditions of this Lease.

13.2 Rentals Based on Net Income. Without limiting the generality of the foregoing provisions of this Article 13, Tenant expressly covenants and agrees not to enter into any lease, ·sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.3 Consent by Landlord. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord’s costs, charges and expenses, including attorneys’ fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication.

13.4 Tenant’s Notice: Landlord’s Right to Terminate. Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of Tenant’s notice) to assign this Lease or sublet any part or all of the Premises for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. Tenant’s notice shall state the name and address of the proposed subtenant or assignee, and a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee shall be delivered to Landlord with said notice. If Tenant’s notice covers all of the space hereby demised, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent and Tenant’s Proportionate Share as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises.

13.5 Landlord’s Consent. If Landlord, upon receiving Tenant’s notice with respect to any such space, does not exercise its right to terminate as aforesaid, Landlord will, within the same time period for Landlord to elect whether to terminate as aforesaid (i.e., within thirty (30) days after receipt of Tenant’s notice), notify Tenant of whether it will grant or withhold its consent to the applicable assignment or subletting, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord shall not be deemed to have unreasonably withheld its consent to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because:

(a) Tenant is then in default hereunder beyond the expiration of applicable notice and cure periods;

(b) any notice of termination of this Lease or termination of Tenant’s possession was given under Article 17;

(c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom and the proposed use thereof, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances;

(d) the proposed use of the Premises by the subtenant or assignee does not conform with the use permitted by Article 5;

(e) in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or the subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment;

(f) the proposed subtenant or assignee is a government or a government agency; or

(g) the proposed subtenant or assignee is an occupant of the Office Complex or an entity to whom Landlord or Landlord’s agent have been marketing space in the Office Complex; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.

13.6 Profits. If Tenant, having first obtained Landlord’s consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as additional rent fifty percent (50%) of any such excess rent or other monetary consideration immediately upon receipt under any such assignment or, in the case of a sublease, (a) on the first day of each month during the term of any sublease, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or, if only a portion of the Premises is being sublet, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (b) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Premises or any part thereof at a rental less than that provided for herein.

13.7 Assignee to Assume Obligations. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord’s option and written request, will attorn to Landlord in the event this Lease terminates before the expiration of the sublease.

13.8 Change of Control. Notwithstanding anything to the contrary in this Article 13, if Tenant is a corporation (other than a corporation the stock of which is publicly traded) the term “Change of Control” shall mean any direct or indirect change in the legal or beneficial ownership or control of the shares of stock which constitute control of Tenant other than by reason of gift or death. The term “control” as used herein means the power, directly or indirectly, to direct or cause the direction of the management or policies of Tenant. If Tenant is a partnership, whether general or limited, or a limited liability company, the term “Change of Control” shall mean any direct or indirect change in the legal or beneficial ownership or control of the partnership interests or, as the case may be, any change in the membership or control of said limited liability company, which constitute control of Tenant other than by reason of gift or death.

13.9 Assignment or Sublet to Affiliate; Certain Permitted Transfers. Notwithstanding anything set forth above to the contrary, provided Tenant is not in default in the performance of its obligations hereunder beyond the expiration of applicable notice and cure periods, Tenant shall have the right without the prior consent of Landlord (and without being subject to Section 13.4 or Section 13.6 of this Lease), except as provided below, to engage in or permit a Change of Control, to assign this Lease or sublet the Premises or any part thereof to an Affiliate (as hereinafter defined) of Tenant, or to a successor entity to Tenant by merger, consolidation, sale of business, or sale of all or substantially all of the assets of Tenant, on the following conditions:

(a) Tenant shall notify Landlord in writing of such assignment, subletting or transfer not less than thirty (30) days prior to the effective date thereof (unless the same shall be subject to a confidentiality requirement (including that required by applicable securities laws), in which event such notice shall be provided by no later than ten (10) days after the applicable transfer), and furnish to Landlord such information (including the most recent financial statement) regarding the identity, business, reputation and financial condition of such Affiliate or transferee as Landlord may reasonably require;

(b) Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that such Affiliate or transferee satisfies the requirements of this Section 13.9;

(c) Tenant shall deliver to Landlord copies of all operative documents effecting such assignment or subletting or transfer (other than any documents effecting a merger, consolidation, sale of business, sale of assets or Change of Control), which documents shall not serve to release or discharge the initial Tenant of or from any liability to Landlord under this Lease (except in the case where the initial Tenant no longer exists, such as in a merger or consolidation) or, in the case of a subletting, not provide that the same is subject and subordinate to the terms of this Lease and that such subtenant must agree to attorn to Landlord in accordance with the provisions of Section 13.7 hereof;

(d) except in the case where the initial Tenant no longer exists, such as in a merger or consolidation, any such subletting, assignment or transfer shall not release or discharge the initial Tenant of or from any liability, whether past, present or future, under this Lease and the initial Tenant shall continue fully liable hereunder; and

(e) unless otherwise permitted by Landlord, the net worth of such transferee (including any Affiliate) immediately following the applicable transfer shall be substantially the same or greater than the net worth of Tenant immediately prior to the applicable transfer (unless a guaranty, reasonably acceptable to Landlord, from a creditworthy entity with such applicable net worth is provided to Landlord). “Affiliate” is defined as any corporation that through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant (“control” as used in this Section 13.9 means the direct or indirect ownership of more than fifty percent (50%) of the beneficial interest of the entity).

ARTICLE 14

WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT

14.1 Waiver of Certain Claims. To the extent not prohibited expressly by law, and subject to Landlord’s gross negligence or wilful misconduct, Tenant releases Landlord and its beneficiaries, if any, and their agents, servants and employees, from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises or the Office Complex, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Premises, the Office Complex or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Office Complex, or from any act or neglect of any tenant or other occupant of the Office Complex or any part thereof or of any other person, including Landlord, and its agents, employees and contractors. This Section shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

14.2 Damage Caused by Tenant’s Neglect. If any damage to the Premises or the Office Complex or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Office Complex, results from any act or neglect of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefore and Landlord, at its option, may repair such damage and Tenant, upon demand by Landlord, shall reimburse Landlord for all costs of such repairs and damages in excess of amounts, if any, payable to Landlord under insurance covering such damage.

14.3 Tenant Responsible for Personal Property. All personal property belonging to Tenant or any occupant of the Premises that is in the Project or the Premises shall be there at the risk of Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

14.4 Indemnification. To the extent not prohibited expressly by law, and subject to Landlord’s gross negligence and/or willful misconduct, Tenant agrees to hold Landlord and its agents, employees, and contractors harmless and to indemnify each of them against claims and liabilities, including reasonable attorneys’ fees, for injuries to all persons and damage to or theft, misappropriation or loss of properly occurring in or about the Premises or the Office Complex arising from Tenant’s occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or the Office Complex or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees or employees, but only to the extent of Landlord’s liability, if any, in excess of amounts, if any, paid to Landlord under insurance covering such claims or liabilities.

ARTICLE 15

DAMAGE OR DESTRUCTION BY CASUALTY

15.1 Damage or Destruction by Casualty. If the Premises or the Building are damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord, with reasonable promptness after the occurrence of such damage, shall estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall advise Tenant by notice of such estimate. If it is estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate). Unless this Lease is so terminated, Landlord shall proceed with reasonable promptness to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, except as hereinafter provided, if such repairs and restoration in fact are not completed within the time period estimated by Landlord or within two hundred seventy (270) days. If the Premises are not repaired or restored within eighteen (18) months after the date of such fire or other casualty, then either party may terminate this Lease, effective as of the date of such fire or other casualty, by written notice given to the other party not later than thirty (30) days after the expiration of said eighteen (18) month period, but prior to substantial completion of repair or restoration. Notwithstanding anything to the contrary set forth herein, (a) Landlord shall have no duty pursuant to this Section to repair or restore any portion of the alterations, additions or improvements owned or made by or on behalf of Tenant in the Premises or existing in the Premises as of the date such space is leased to, or occupied by, Tenant, or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; (b) Tenant shall not have the right to terminate this Lease pursuant to this Section if the damage or destruction was caused by the act or neglect of Tenant, its agents or employees; and (c) if any such damage rendering all or a substantial portion of the Premises or the Building untenantable shall occur during the last two (2) years of the Term, Landlord shall have the option to terminate this Lease by giving written notice to Tenant within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such notice.

15.2 Abatement of Rent. In the event any fire or casualty damage not caused by the act or neglect of Tenant, its agents or employees, renders the Premises untenantable and if this Lease is not terminated pursuant to Section 15.1 by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date Landlord tenders the Premises to Tenant as being ready for occupancy. Such abatement shall be in an amount bearing the same ratio to the total amount of

Rent for such period as the portion of the Premises not ready for occupancy from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 15.1, Rent shall be apportioned on a per diem basis and shall be paid to the date of the fire or casualty.

ARTICLE 16

EMINENT DOMAIN

If the entire Building or a substantial part thereof, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the taking of which, in Landlord’s opinion, would prevent the economical operation of the Building, or if the grade of any street or alley adjacent to the Building is changed by any competent authority, and such taking, damage or change of grade makes it necessary or desirable to remodel the Building to conform to the taking, damage or changed grade, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety (90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant’s leasehold or improvements or other loss or expenses or to share in any judgment for damages caused by the change of grade.

ARTICLE 17

DEFAULT

17.1 Events of Default. The occurrence of anyone or more of the following matters constitutes a Default by Tenant under this Lease:

(a) Failure by Tenant to pay any Rent within five (5) days after written notice from Landlord to Tenant of said failure to pay the same on the due date;

(b) Failure by Tenant to pay, within five (5) days after written notice from Landlord to Tenant of said failure to pay on the due date, any other monies required to be paid by Tenant under this Lease;

(c) The consummation of an assignment of this Lease or a subletting of the Premises in material violation of the provisions set forth in Article 13;

(d) Failure by Tenant to comply with Tenant’s warranties, representations or covenants set forth in Section 26.1 (ii), (iii), (iv), (v) or (vi), or the failure by Tenant to otherwise comply with Tenant’s warranties, representations or covenants set forth in Article 26 beyond the time period for cure described in Section 17.1(g) below;

(e) Failure by Tenant to cure, as promptly as reasonably possible after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

(f) Failure by Tenant to cure a default arising pursuant to Section 21.4 of this Lease within the period of time provided in Section 17.1(g) below; or any failure by Tenant to maintain the insurance required to be maintained by Tenant pursuant to Article 21, if such failure continues for three (3) business days following notice thereof from Landlord;

(g) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease not otherwise referred to in this Section 17.1, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps reasonably necessary to remedy such default;

(h) The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien with respect to such leasehold interest, which lien shall not be released or discharged within twenty (20) days from the date of such filing;

(i) Tenant vacates or abandons the Premises and Tenant fails to pay Rent when due under this Lease;

(j) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

(k) A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

(1) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (i) by or on behalf of Tenant or (ii) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.

17.2 Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies set forth in this Article 17, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

(a) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice and demanding that Tenant deliver possession of the Premises on such date;

(b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice and demanding that Tenant deliver possession of the Premises on such date; and

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

17.3 Right to Re-Enter. If Landlord exercises either of the remedies provided in Sections 17.2(a) or (b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

17.4 Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Rent Adjustments and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the· account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks or other access devices to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Rent Adjustments)

which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

17.5 Final Damages. If this Lease is terminated by Landlord pursuant to Section 17.2(a), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (a) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any Work Letter, (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Rent Adjustments for the remainder of the Term pursuant to Article 4 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a four percent (4%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (c) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent. .

17.6 Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

17.7 Attorneys’ Fees. Tenant shall pay all of Landlord’s costs, charges and expenses, including court costs and attorneys’ fees, incurred in enforcing Tenant’s obligations under this Lease, incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

17.8 Assumption or Rejection in Bankruptcy. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

17.9 Waiver of Right of Redemption. Tenant hereby waives all right of redemption to which Tenant or any person under Tenant may be entitled by any law now or hereafter in force. In addition, in the event of a Default consequent to which Landlord recovers possession of the Premises, Landlord shall be under a duty to mitigate Landlord’s damages.

ARTICLE 18

SUBORDINATION

18.1 Subordination. Landlord hereafter from time to time may execute and deliver a first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a “First Mortgage”), against the Land and Building or any interest therein. If requested by the mortgagee or trustee under any First Mortgage, Tenant will either (a) subordinate its interest in this Lease to said First Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant’s rights and interests in this Lease superior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such mortgagee or trustee under any First Mortgage. Tenant covenants that it will not subordinate this Lease to any mortgage or trust deed other than a First Mortgage without the prior written consent of the holder of the First Mortgage.

Notwithstanding the foregoing, Landlord will use best efforts to provide Tenant with a mutually acceptable SNDA document from its Lender.

18.2 Liability of Holder of First Mortgage; Attornment. It is further agreed that (a) if any First Mortgage is foreclosed, (i) the holder of the First Mortgage or its grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (x) liable for any act or omission of any prior landlord (including Landlord), (y) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or (z) bound by any prepayment of Base Rent or Rent Adjustments which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building or Land and such liability shall not continue or survive after further transfer of ownership; and (iii) upon request of the mortgagee or trustee, if the First Mortgage is foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any First Mortgage, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment; and (b) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to affect adversely in any other respect to any material extent the rights of Landlord, nor shall this Lease be cancelled or surrendered, without the prior written consent, in each instance, of the mortgagee or trustee under any First Mortgage.

18.3 Modification Required by Holder of First Mortgage. Should any holder of a First Mortgage or any prospective first mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause any increased cost or expense to Tenant or in any other way materially adversely affect the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefore and deliver the same to Landlord within ten (10) days following the request therefore.

18.4 Short Form Lease. Should holder of a First Mortgage or any prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Premises, and the term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by said holder of a First Mortgage or said prospective mortgagee, Tenant agrees to execute promptly such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefore.

ARTICLE 19

MORTGAGEE PROTECTION

Tenant agrees to give any holder of any First Mortgage, as defined in Section 18.1, against the Land or Building, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord has failed to cure such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such twenty (20) days and is pursuing diligently the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced cure or correction within such thirty (30) days and is pursuing diligently the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

ARTICLE 20

ESTOPPEL CERTIFICATE

Tenant agrees that from time to time within ten (10) days of written request received from Landlord, or the holder of any First Mortgage, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any First Mortgage, a statement in writing signed by Tenant (and/or such other party) certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which

Tenant began paying Rent and the dates to which Rent and other charges have been paid; (c) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; ( e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any State thereof; and (g) such other matters as may be required by Landlord or the holder of the First Mortgage.

ARTICLE 21

SUBROGATION AND INSURANCE

21.1 Waiver of Subrogation. Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or to invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect).

21.2 Tenant’s Insurance. Tenant shall carry insurance during the entire Term hereof with terms, coverages and companies (which shall be licensed to do business in the State of New Jersey and shall be rated no lower than A/VIII by A.M. Best Company) satisfactory to Landlord and with such increases in limits as Landlord may request from time to time, but initially Tenant shall maintain the following coverages in the following amounts:

(a) Comprehensive or commercial general liability insurance, including contractual liability and the broad or extended liability endorsement, insuring against claims for death, bodily injury, personal injury and property damage occurring upon, in or about the Premises or the Office Complex on an occurrence basis, in an amount not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence, and umbrella coverage in an amount not less than Three Million Dollars ($3,000,000.00), both comprehensive or commercial general liability insurance and umbrella coverage covering

Tenant as a named insured and Landlord, the managing agent for the Building and their respective officers, directors, shareholders, partners, members, agents and employees as additional insureds.

(b) Insurance against fire, sprinkler leakage and vandalism, and the extended coverage perils for the full replacement cost of all additions, improvements and alterations to the Premises whether owned, made or installed by or on behalf of Tenant or existing in the Premises as of the date such space is leased to, or occupied by, Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

(c) Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils covered by the insurance described in clause (b) above or attributable to prevention or denial of access to the Premises, Building or Project as a result of such perils.

21.3 Certificates of Insurance. Tenant shall furnish to Landlord, prior to the commencement of the Term, policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be cancelled without at least thirty (30) days’ prior written notice to Landlord, Tenant and any holder of a First Mortgage (unless such cancellation is due to nonpayment of premium, and in that case, only ten (10) days’ prior written notice shall be sufficient.

21.4 Compliance with Requirements. Tenant shall comply and cause the Premises to comply with all applicable laws and ordinances, all court orders and decrees and all requirements of other governmental authorities, but only to the extent such compliance is required due to the particular manner of use of the Premises by Tenant (as distinct from normal office use) or due to alterations to the Premises made by Tenant, and shall not make, directly or indirectly, any use of the Premises which may be prohibited thereby, which may be dangerous to person or property, which may jeopardize any insurance coverage or which may increase the cost of insurance or require additional insurance coverage. If any insurance policy carried by Landlord or Tenant shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises, the Building or the Project or any part thereof by Tenant, any party claiming by, through or under Tenant or anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy the conditions giving rise to said cancellation or threatened cancellation or reduction in coverage on or before the earlier of (i) forty eight (48) hours after notice thereof from Landlord, or (ii) prior to said cancellation or reduction becoming effective, Tenant shall be in default hereunder and Landlord shall have all of the remedies available to Landlord pursuant to this Lease. The parties hereto acknowledge that Landlord shall obtain the Certificate of Occupancy for the Premises.

ARTICLE 22

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord’s rights under Article 9, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right to possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 23

TENANT - DUE AUTHORIZATION

In case Tenant is a corporation, (a) Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof and (b) if Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in the partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefore by all of the general or managing partners of such partnership, and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. Also, it is agreed that each and every present and future general partner in Tenant shall be and shall remain at all times jointly and severally liable hereunder and that the death, resignation or withdrawal of any general partner shall not release the liability of such partner under the terms of this Lease unless and until Landlord consents in writing to such release. In case Tenant is a limited liability company, Tenant represents and warrants that all of the persons who are managing members of the limited liability company have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefore by all of the managing members of such limited liability company, and constitutes the valid and binding agreement of the limited liability company in accordance with its terms.

ARTICLE 24

REAL ESTATE BROKERS

Tenant represents that Tenant has dealt with and only with Cushman & Wakefield whose commission, if any, shall be paid by Landlord pursuant to a separate agreement), such broker in connection with this Lease and agrees to indemnify and hold Landlord harmless from all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys’ fees, arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders in connection with its having introduced Tenant to the Premises or having participated in the negotiation with Tenant of this Lease. Tenant shall, upon request from Landlord, furnish Landlord with an instrument executed by said broker waiving and releasing any and all liens or claims of lien that said broker may have in connection with the Premises or this Lease.

ARTICLE 25

NOTICES

All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. All notices, demands and requests by Landlord or Tenant shall be (i) delivered personally, (ii) sent by a recognized overnight courier, or (iii) sent by United States certified mail, postage prepaid, and addressed as follows or at such substitute addresses as may be specified by either party by written notice furnished to the other in accordance herewith:

If to Landlord:	If to Tenant:
106 Allen Road LLC	Prior to Commencement Date:
788 Morris Turnpike	Regado Biosciences, Inc.
Short Hills, NJ 07078	120 Mountain View Blvd
Attention: Mark Steinbauer, VP Real Estate	Basking Ridge, NJ 07920
(973) 765-0100	Attention:
Fax: (973) 765-0101
After Commencement Date:
Regado Biosciences, Inc.
106 Allen Road
Liberty Corner, NJ 07920
Attention:

Notices, demands and requests delivered in the manner provided hereinabove will be deemed received: (i) upon receipt or refusal, if delivered personally, (ii) if sent by recognized overnight courier, on the next business day following deposit therewith, and (iii) if sent by certified mail, three (3) business days after the date of postmark thereof. Notices and demands from Landlord to Tenant may be signed by Landlord, its beneficiaries, the managing agent for the Real Property or the agent of any of them.

ARTICLE 26

ENVIRONMENTAL MATTERS

26.1 Tenant’s Obligations with Respect to Environmental Matters. Tenant hereby represents, warrants and covenants that, during the Term of this Lease, (i) Tenant shall comply at its sole cost and expense with all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to Hazardous Materials, environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq; the Clean Water Act, 33 D.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Occupational Safety and Health Act, 29 D.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 D.S.C. Section 300f et seq.,; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality’ Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the New Jersey Environmental Cleanup Responsibility Act, as amended by the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), the New Jersey Spill Compensation and Control Act, as amended, NJ.S.A. 58:10-23.11b et seq.; and all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (“Environmental Laws”). “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under any Environmental Law, including but not limited to oil, petroleum products, natural gas, natural gas liquids, liquified natural gas and synthetic gas usable for fuel, pesticides, asbestos, asbestos-containing materials and PCBs; (ii) Tenant shall not install any underground storage tanks without prior written disclosure to and prior written approval by Landlord; (iii) Tenant shall not take any action that would subject the Premises to the permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (iv) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for tenant use; (v) Tenant shall not discharge Hazardous Materials into Project drains or sewers; (vi) Tenant shall not cause or allow the Release of any Hazardous Materials on, to or from the Project or land. For purposes of this Article 26, “Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment; and (vii) if Tenant’s use, including treatment, storage and disposal of Hazardous Materials at the Premises (a) gives rise to liability or to a claim under any Environmental Law, or any common law theory of tort or otherwise, (b) causes a threat to, or endangers human health or the environment, or (c) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all actions as are necessary to return the Premises or any adjacent property to the condition existing prior to the introduction of any such Hazardous Material and to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto. Landlord’s written approval of such actions to be taken with respect to the Premises or any adjacent property shall first be obtained.

(a) Tenant represents to Landlord that Tenant’s NAICS Number as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States will not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an NAICS Number subject to ISRA shall require Landlord’s prior written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change. Landlord, at its sole option, may withhold consent.

(b) Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Premises including but not limited to state agency fees, engineering fees; cleanup costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale or lease or assignment of the Premises by Landlord. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance and the requirements of the New Jersey Department of Environmental Protection (“NJDEP”) under ISRA as they are issued or received by Tenant.

(c) In the event Tenant fails to comply with ISRA as stated in this Article 26 or any other governmental law as of the termination or sooner expiration of this Lease, and as a consequence thereof, Landlord is unable to rent the Premises, then Landlord shall treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all remedies against Tenant provided by law in that situation, including a monthly rental of two hundred percent (200%) of the Monthly Base Rent for the last month of the Term of this Lease or any renewal term, payable in advance on the first day of each month, until such time as Tenant provides Landlord with a negative declaration or confirmation that any required cleanup plan has been successfully completed.

26.2 Landlord’s Right to Inspect. Landlord and Landlord’s employees shall have the right to enter the Premises and conduct such inspections or tests, including soil and groundwater sampling, as Landlord in its sole discretion deems appropriate or necessary, for the purpose of determining Tenant’s compliance with Tenant’s environmental obligations pursuant to this Lease and this Article 26. Tenant agrees to cooperate with such investigations and to provide any relevant information requested by Landlord.

26.3 Copies of Notices and Documentation. Within ten (10) days of Tenant’s receipt of a written request by Landlord, Tenant shall provide Landlord with (i) copies of all environmental reports and tests obtained by Tenant; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) copies of any and all reports, notifications, and other filings made by Tenant to any federal, state, or local environmental authorities or agencies; and (v) any other applicable documents and information with respect to environmental matters relating to the Premises. During the Term of this Lease, Tenant shall provide Landlord promptly with copies of all summonses, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from any federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged

Release of a Hazardous Material on, to or from the Premises; (ii) the imposition of any lien on the Premises; (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultra hazardous activity.

26.4 Landlord’s Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 26 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

26.5 Indemnification. Notwithstanding anything contained in this Lease to the contrary, Tenant shall reimburse, defend, indemnify and hold Landlord, and its beneficiaries, officers, directors, shareholders, employees, and agents, free and harmless from and against any and all claims, response costs, losses, liabilities, damages, costs, and expenses, including, but not limited to, the costs and expenses of investigations, studies, health or risk assessments and consulting fees, and including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys’ fees and costs, arising out of or in any way connected with any or all of the following:

(i) any Hazardous Materials which, at any time during the Term, are or were actually or allegedly generated, stored, treated, released, disposed of, used or otherwise located on or at the Premises, including but not limited to, any and all (a) liabilities under any common law theory of tort, nuisance, strict liability, ultra hazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Material; and (b) obligations to take response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

(ii) any actual or alleged illness, disability, injury, or death of any person in any manner arising out of or allegedly arising out of exposure to Hazardous Materials present at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

(iii) any actual or alleged failure of Tenant or the Premises at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the effective date of this Lease; and

(iv) any failure by Tenant to comply with its obligations under this Article 26. In the event any claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such claim or assertion of liability and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 26 shall survive any termination or expiration of this Lease.

Notwithstanding the foregoing, Tenant will not be responsible for, and Landlord will hold harmless and will indemnify Tenant for, any pre-existing environmental conditions at the Premises and the Building and any environmental conditions at the Premises or the Building that are not introduced thereto by Tenant or any of Tenant’s employees, agents, invitees, or contractors. To the best of Landlord’s knowledge, the Premises and Building is free of environmental conditions.

ARTICLE 27

SECURITY DEPOSIT

27.1 Security Deposit. Upon execution of this lease Tenant will deposit with Landlord the sum of One hundred fifteen thousand four hundred eighteen dollars and seventy four cents ($115,418.74) as security (“Security Deposit”) for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant is in Default with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the security deposit for the payment of any Rent and any other sum with respect to which Tenant is in Default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Ten ant’s Default. If any portion of the security deposit is to be used or applied, Tenant, within five (5) days after written demand therefore, shall deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on any security deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration of the Term and Tenant’s vacation of the Premises.

Notwithstanding the foregoing, Tenant may substitute the three (3) months cash security with a standby Letter of Credit (LOC). Such LOC will be in a form acceptable to Landlord, renewable yearly, evergreen and must be restored to the original amount by Tenant if drawn upon, within five (5) business days, with a failure to replenish, to be considered a Default. If after the first twelve (12) months of paying rent, Tenant is not in Default, the LOC will be decreased to equal two (2) months of Base Rent. If after twenty four (24) months of paying rent, Tenant is not in Default, the Security Deposit will be reduced to equal one (1) month of Base Rent for the remainder of the Lease.

27.2 Transfer of Security Deposit. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee in possession, or successor in title to the Building for accountability for any security deposit required by Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant’s performance of this Lease. Landlord may deliver the funds deposited hereunder by Tenant to the purchaser of Landlord’s interest in the Building, in the event that such interest is sold, and thereupon Landlord, and its beneficiaries, if any, shall be discharged from any further liability with respect to such security deposit.

ARTICLE 28

INTENTIONALLY OMITTED

ARTICLE 29

TITLE AND COVENANT AGAINST LIENS

Landlord’s title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to do any act, make any contract or suffer or permit anything to occur which may create or be the foundation for any lien or other encumbrance upon or against the Premises, the Building, the Land, the Project or against Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building, the Project or the Land, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same within twenty (20) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord’s payment thereof at the rate set forth in Section 30.8 for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.

ARTICLE 30

MISCELLANEOUS

30.1 Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

30.2 Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord.

30.3 No Option; Irrevocable Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the agent of Landlord’s beneficiary, if any, shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

30.4 Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean the party named above as Tenant or anyone or more of them in all cases where there is more than one party named above as Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one party named above as Tenant, the liability of each shall be joint and several.

30.5 Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Building, so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected· by any such assignment, conveyance or sale, and Tenant agrees to at torn to the purchaser, grantee or assignee.

30.6 Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

30.7 Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

30.8 Default Rate of Interest. All amounts, including, without limitation, Base Rent and Rent Adjustments, owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the annual rate of three percent (3%) in excess of the rate of interest announced from time to time by the national banking association which has the largest assets of all national banking associations with headquarters in New York, New York, as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes, unless a lesser rate is then the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.

30.9 Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

30.10 Entire Agreement. All understandings and agreements, oral or written, previously made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiaries, if any, and their agents) and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

30.11 Force Majeure. If Landlord fails to perform timely any of the terms, covenants or conditions of this Lease to be performed by Landlord and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant, or by Tenant’s agents, employees, contractors, licensees or invitees, or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause.

30.12 Intentionally Omitted.

30.13 Choice of Law. This Lease shall be governed by and all of its terms construed according to the laws of the State of New Jersey.

30.14 Relationship. The relationship of Landlord and Tenant hereunder is solely that of landlord and tenant and the parties disclaim any intention to create a joint venture, partnership or agency relationship.

30. 15 No Recording. Except as provided in Section 18.4, Tenant shall not record this Lease or any memorandum or short form of this Lease without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

ARTICLE 31

AMERICANS WITH DISABILITIES ACT

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so called “path of travel” requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Building sufficient to determine whether or not the Premises and the Building in their condition current as of the date hereof deviate in any manner from the ADA Accessibility Guidelines (“ADAAG”) or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises and the Building in “as-is / where-is” condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the Work (as such term is defined in the Work Letter) and has independently determined that such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA.

Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, but not for the initial build out which will be the sole responsibility of the Landlord, or for any other Title III compliance work, which will be the sole responsibility of the Landlord, except to the extent required due to Tenant’s particular manner of use of the Premises (as distinct from normal office use) or alterations made by Tenant to the Premises, in which event the same shall be the sole responsibility of Tenant, and (b) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III “path of travel” requirements triggered by any construction activities or alterations by Tenant in the Premises. Except as set forth above with respect to Landlord’s Title III obligations, and below with respect to Landlord’s ADA obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant (collectively, “Affiliates”), operations of Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees, but not for the initial build out which will be the sole responsibility of the Landlord, or for any other ADA compliance work, which will be the sole responsibility of the Landlord, except to the extent required due to Tenant’s particular manner of use of the Premises (as distinct from normal office use) or alterations made by Tenant to the Premises, in which event the same shall be the sole responsibility of Tenant.

Landlord represents that to the best of its knowledge it is in compliance with all existing federal, state and local codes and ordinances including ADA at the Premises and the Building.

ARTICLE 32

EXCULPATORY PROVISIONS

It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Building, the Land and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and Land; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

ARTICLE 33

PATRIOT ACT

Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any· such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

ARTICLE 34

EMERGENCY DIRECTIVES

Notwithstanding anything contained in this Lease to the contrary, Tenant and all persons within the Premises or within or under Tenant’s control, shall comply with any and all reasonable orders and directives that may be given by Landlord (or its agents, including for these purposes only, building management and security personnel) to Tenant in connection with Landlord’s reasonable, good faith belief that there exists an life-threatening emergency or an imminent and material destruction of the Building and/or the Premises, which may include, among other things, for Tenant and its agents, employees, contractors and those under Tenant’s control, to vacate the Premises and/or the Building and/or not enter or re-enter the Premises and/or the Building. Without limiting the foregoing: (a) Tenant shall designate, in writing, a person or persons who shall serve as its emergency contact for purposes of this Article 34; (b) notices and directives under this Article 34 may be given orally or in writing or by any other reasonable means (including, if applicable, the public address system of the Building); (c) if so directed by Landlord or its agents, all persons within the Premises and persons outside the Premises and within Tenant’s control shall immediately vacate the Building and/or not enter or re-enter the Premises and/or the Building in accordance with Landlord’s direction; (d) Landlord shall have the right with reasonable advance notice to Tenant to conduct -a reasonable number of “fire drills” during Business Hours in any calendar year, and Tenant shall comply with the direction given by Landlord or its agents in connection with such “fire drills” as if a real emergency existed; and (e) without limiting Landlord’s rights and remedies in connection with Tenant’s obligations under this Article 34, (i) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord’s agents, employees, contractors, officers, directors and partners from and against any and all loss, claim, expense, suit, damage, injury and/or liability (including reasonable attorneys’ fees and court costs) which arise out of or in connection with any failure by Tenant or any person within the Premises or within Tenant’s control to comply with the provisions of this Article 34, and (ii) except for the gross negligence or willful misconduct of Landlord, Tenant on its behalf and on behalf of its employees, officers, directors and partners hereby waives and releases Landlord and Landlord’s agents, employees, contractors, officers, directors and partners from and against any and all claims expenses, suits, damages, injuries and/or liabilities (including, without limitation, reasonable attorneys’ fees and court costs) that arise out of any actions by Landlord in accordance with this Article 34 or the failure by Tenant to comply with this Article 34.

ARTICLE 35

OPTION TO EXTEND

Provided that Tenant is not then in Default under this Lease beyond the expiration of applicable notice and cure periods, then Tenant shall have the right, at Tenant’s option, to extend the Term of this Lease for two (2) additional periods of five (5) years (each such additional period being herein referred to as the “Optional Extension Term”). Such options to extend (the “Options to Extend”) shall be exercised by Tenant giving written notice of the exercise thereof to Landlord at least nine (9) months before each such Expiration Date. The Optional Extension Terms shall be upon the same terms, covenants, and conditions as set forth in this Lease with respect to the Term, except that (a) Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises and (b) the Base Rent and Rent Adjustments payable during the Optional Extension Term, if exercised, shall equal 95% of the then-prevailing Fair Market Rental· Rate for the Premises, as defined below. At any time within twelve (12) months prior to the Expiration Date, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for this Premises which shall apply during the Optional Extension Term and Landlord shall furnish same in writing to Tenant within thirty (30) days after such request. For purposes of this Article 35, the term “Fair Market Rental Rate” shall mean a rate comprised of the average annual base rental and additional rental rates per square foot of rentable area (including one hundred percent (100%) of any escalation of any such base rental and additional rental rates based upon a fixed step and/or index), then applicable for comparable space in the Liberty Corner, NJ vicinity, taking into account all relevant factors. In no event less than the full escalated base rental and additional rental payable in the final year of the initial Term of this Lease.

In the event that Landlord and Tenant are unable to agree on the Fair Market Rental Rate (“FMRR”), Tenant shall have the right to arbitrate. If following such determination, the FMRR is not acceptable to Tenant, Tenant may rescind its exercise of the Option to Extend. The option is transferrable to permitted transferees under Article 13.

ARTICLE 36

TENANT IMPROVEMENTS

a)	At Landlord’s sole cost and expense, it will provide a turn key buildout for the Tenant which shall be based on mutually agreed upon plans, which will include tenant improvements (“Tenant Improvements”) pursuant to Exhibit E. Landlord will provide industry standard building materials and finishes for such Tenant Improvements. The Landlord’s work will be performed pursuant to a Work Letter (“Work Letter”) attached hereto as Exhibit E-1.

b)	Landlord at its sole cost and expense will install a supplemental air system (Fujitsu) of up to 1.5 tons for the data room.

c)	Landlord will provide data/telephone hard wiring throughout the Premises.

d)	Landlord will ensure that upon Tenant taking occupancy, the Premises will be clean and dust free.

ARTICLE 37

SIGNAGE

Tenant shall have the right to standard signage to include, exterior Premises entry signage. Tenant shall have monument signage which shall be half of the blank nameplate.

ARTICLE 38

TENANT’S RIGHT OF FIRST REFUSAL

Subject to pre-existing tenants’ rights, Tenant will have a right of first refusal (“Right of First Refusal”) on any space which becomes available on the 4th floor during the Lease Term.

ARTICLE 39

TENANT FURNITURE CREDIT

Tenant will be provided with a $7.00 per square foot credit for the purchase of furniture. Such credit can only be used for furniture. Such credit must be exercised within six (6) months of occupancy.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:

106 Allen Road LLC a New Jersey limited liability company

By:	/s/ Blake Silverman
Name

Its:	Member

TENANT:

Regado Biosciences, Inc. a Delaware Corporation

By:	/s/ David J. Mazzo

Its:	Chief Executive Officer

EXHIBIT A

FLOOR PLAN FOR THE PREMISES

EXHIBIT B

LEGAL DESCRIPTION OF LAND

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Township of Bernards, County of Somerset, State of New Jersey.

BEGINNING at an iron pin found in the southerly sideline of Allen Road, said point also being the most northeasterly corner of lands belonging now or formerly to SJP Allen Road, L.L.C. (Lot 7.01 Block 177) and from said point running thence

1)	Along the southerly sideline of Allen Road on a curve to the right, said point having a radius of 565.00 feet a length along the arc of 303.82 feet, a bearing along the chord of North 66 degrees 06 minutes 07 seconds East, and a distance along the chord of 300.17 feet to a point of tangency; thence

2)	Continuing along said sideline North 81 degrees 30 minutes 23 seconds East, a distance of 225.90 feet; thence

3)	South 34 degrees 46 minutes 24 seconds East, a distance of 26.44 feet; thence

4)	South 15 degrees 15 minutes 13 seconds East, a distance of 28.68 feet; thence

5)	South 41 degrees 09 minutes 12 seconds East, a distance of 72.81 feet; thence

6)	South 85 degrees 39 minutes 24 seconds East, a distance of 18.46 feet; thence

7)	South 36 degrees 12 minutes 31 seconds East, a distance of 32.35 feet; thence

8)	South 69 degrees 59 minutes 00 seconds East, a distance of 23.09 feet; thence

9)	South 27 degrees 29 minutes 48 seconds East, a distance of 30.23 feet; thence

10)	North 49 degrees 55 minutes 34 seconds East, a distance of 30.23 feet; thence

11)	South 74 degrees 10 minutes 54 seconds East, a distance of 35.91 feet; thence

12)	South 87 degrees 08 minutes 15 seconds East, a distance of 42.00 feet; thence

13)	South 58 degrees 55 minutes 39 seconds East, a distance of 42.44 feet; thence

14)	South 49 degrees 24 minutes 24 seconds East, a distance of 121.39 feet; thence

15)	South 19 degrees 26 minutes 00 seconds East, a distance of 77.71 feet; thence

16)	South 28 degrees 12 minutes 51 seconds East, a distance of 111.83 feet; thence

17)	South 24 degrees 56 minutes 28 seconds East, a distance of 62.22 feet; thence

18)	North 80 degrees 04 minutes 02 seconds East, a distance of 21.80 feet; thence

19)	South 27 degrees 49 minutes 24 seconds East, a distance of 8.75 feet; thence

20)	South 15 degrees 43 minutes 53 seconds West, a distance of 23.78 feet; thence

21)	South 19 degrees 31 minutes 51 seconds East, a distance of 27.13 feet; thence

22)	South 22 degrees 00 minutes 30 seconds West, a distance of 87.17 feet; thence

23)	South 84 degrees 09 minutes 34 seconds West, a distance of 1259.14 feet to a point in the line of lands belonging now or formerly to SJP Allen Road, L.L.C.; thence

24)	Along said lands North 28 degrees 51 minutes 14 seconds East, a distance of 644.09 feet; thence

25)	Continuing along said lands North 28 degrees 06 minutes 16 seconds West, a distance of 42.38 feet to the point of BEGINNING.

The above description is drawn in accordance with a survey made by Donald H. Stires Associates dated February 15, 1999, revised to February 24, 1999.

NOTE FOR INFORMATION: Said premises are also known as Tax Lot 4 in Block 177 as shown on the current official tax map for the Township of Bernards.

Together with rights as set forth in Mutual Easement and Maintenance Agreement recorded in Deed Book 1658 page 464 and Deed Book 1660 page 150 as amended by Corrective Easement and Maintenance Agreement recorded in Deed Book 1782 page 128.

EXHIBIT C

RULES AND REGULATIONS

1. Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Buildings; smoke in the elevators; throw substances of any kind out of the windows or doors, or down the passages of the Building, or in the hallways or passageways; sit on or place anything upon the window sills; or clean the windows.

2. Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3. The windows, doors, partitions and lights that reflect or admit light into the halls or other places of the Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED, IN, ON, UPON OR BEHIND ANY WINDOWS, except as may be required by law or agreed upon by the parties; and no sign, advertisement or public notice shall be inscribed, painted or affixed on any doors, partitions or other part of the Building, without the prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4. No contract of any kind with any supplier of towels, water, etc., toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of wastepaper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, or on the Office Complex, without the prior written consent of Landlord.

5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be approved by Landlord. Tenant shall not lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed’ to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6. Landlord shall have the right to prescribe the weight, size and position of all safes and other bulky or heavy equipment and all freight brought into the Building by Tenant; and also the times of moving the same in and out of the Building; and all such moving must be done under the supervision of Landlord. Landlord will not be responsible for loss of or damage to any such equipment or freight from any cause; but all damage done to the Building by moving or maintaining any such equipment or freight shall be repaired at the expense of Tenant. All safes shall stand on a base of such size as shall be designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

7. No machinery of any kind or articles of unusual weight or size will be allowed in the Building without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance.

8. No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord. Ten (10) keys will be furnished Tenant by Landlord; any additional keys requested by Tenant shall be paid for by Tenant at a charge of $5.00 per key. Tenant, its agents and employees, shall not have any duplicate key made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and, in the event of loss of any keys furnished, Tenant shall pay Landlord the cost thereof. Two access cards for after hours entrance will be issued by Landlord. Additional cards after occupancy will be paid for by Tenant at a charge of $10.00 per card. Replacement cards for lost cards will be charged to Tenant at $25.00 per card. All access cards shall be returned to Landlord at the termination of the tenancy, and in the event of loss of any access cards furnished, Tenant shall pay Landlord the cost thereof.

9. Tenant shall not employ any person or persons other than Landlord’s janitors for the purpose of cleaning the Premises, without prior written consent of Landlord. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause. The janitor’s service furnished by Landlord does not include the beating or cleaning of carpets or rugs.

10. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

11. The requirements of Tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from the office of Landlord. Landlord agrees to keep Tenant advised at all times of how to contact the Building Manager.

12. The Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited. Vending machines for coffee and rolls are permitted, as are microwaves, refrigerators and other kitchen appliances for use by Tenant’s employees. If additional electric wiring is needed to accommodate said equipment, the cost will be borne by Tenant.

13. Tenant shall not conduct, or permit any other person to conduct any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not occupy or permit any portion of the Premises leased to Tenant to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop. Tenant shall use good faith efforts to comply with Landlord’s policy of making the Building a smoke-free environment. Smoking is prohibited except where designated on the outside of the Building.

14. After 6:00 p.m. until 8:00 a.m. on weekdays, and at all hours on Saturdays, Sundays and public holidays, the Building is closed, and Tenant shall be entitled to access in accordance with the Lease. Landlord reserves the right to exclude from the Building during such periods all persons who do not present an access card to the Building issued by the Landlord to Building tenants. Tenant shall be responsible for all persons to whom Tenant issues such access cards and shall be liable to Landlord for all acts of such persons.

15. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. Such curtains, blinds and shades must be of quality, type, design and color and attached in a manner approved by Landlord.

16. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

17. There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

18. Tenant, before closing and leaving the Premises, shall ensure that all windows are closed and all entrance doors locked.

19. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord; Tenant shall refrain from or discontinue such advertising.

20. Tenant, its employees, agents, representatives, invitees and business visitors shall comply promptly and courteously with the directions of any Building security personnel hired by Landlord, including but not limited to the rights of such security personnel to inspect articles to be taken from the Building (other than those to be taken out in the usual course of business of Tenant).

21. Landlord shall not be responsible to Tenant for the non-observance or violation of any of these Rules and Regulations by any other tenants.

22. Tenant and its employees shall park their cars only in those portions of the parking area designated by Landlord and shall not park in visitor parking or in areas reserved for use by other tenants. Landlord reserves the right to have vehicles towed at expense of the vehicle owner if the vehicle is in violation of parking rules.

EXHIBIT D

JANITORIAL AND CLEANING SCHEDULE

SERVICES TO BE PERFORMED “GENERAL CLEANING”	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Empty waste baskets and other trash receptacles	5
Replace waste basket liners	5
Empty and damp wipe all ashtrays located in designated smoking areas on the outside of the building	5
Dust office furniture, window sills, and all other surfaces up to 54”	5
Damp wipe all desk tops if papers are cleared	5
Remove or damp fingermarks from doors, door frames, partitions and light switches	5
Remove all fingermarks, smudges and dirt from reception and, interior door glass, sidelights and furniture partition glass	5
Clean entrance door glass at all entrance ways	5
Vacuum upholstered furniture		1
Dust venetian blinds and wall hangings			3
Dust walls and damp clean as required	5
Sweep stairwells and landings, wipe clean all railings and trim	1
Clean elevator cabs, including ceiling, floors, walls, doors and tracks	2
High dust all vents, louvers, and moldings			3
Leave on designated night lights and secure building. Close all windows and lock entrance doors.	5
Report to the proper authorities if any problems in HVAC, plumbing, security, etc.	5
Wipe clean all aluminum, chrome stainless steel and other metal work as required	2
Wet sponge wipe tables tops in employee lounge. Clean spills where applicable.	5
Clean interior perimeter windows			2

SERVICES TO BE PERFORMED “COMMON AREA LAVATORY”	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Damp wipe and clean waste receptacles	5
Remover refuse to a designated area	5
Clean, disinfect and deodorize all lavatory fixtures	5
Clean and polish lavatory mirros britework and enamel surfaces	5
Spot clean lavatory walls and stall partitions	5
Full wash lavatory walls and stall partitions		1
Hand dust all stall partitions and other surfaces	5
Pressure vacuum all vents		1
Wet mop all lavatory floors using a germicidal cleaner	5
Clean all baseboards and floor drain plates	1
Machine scrub restroom floors		1

SERVICES TO BE PERFORMED “FLOOR CARE”	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Vacuum all carpeted areas, including edges and corners. Vacuum walk off mats at building entrances.	5
Sweep and or dust mop all non-carpeted areas	5
Spot mop spillage in non-carpeted areas	5
Sweep and/or vacuum and dust stairwells, landings and handrails	1
Maintain hard-surfaced floor surfaces using an approved, non-injurious cleaning solution as well as an underwriters laboratory approved floor finish that provides a high degree of slip resistance		1
Remover and clean walk off mats		1

EXHIBIT E

TENANT IMPROVEMENTS

Regado Biosciences

Tenant Improvements

106 Allen Road, Basking Ridge, NJ

4-22-14

Please note, the specifications below have been agreed upon by Landlord and Tenant. Any cost related to changes, modifications and/or work additions requested by Tenant in connection with the work which are not contained in this document will be Tenant’s sole responsibility.

Items:

Item 1:	Break Room to have approx. 11’-0” linear feet of building standard upper and lower laminate cabinets and countertops. Countertops to be Wilsonart plastic laminate with stainless steel sink, single lever faucet with sprayer. Provide additional waterline for dishwasher, refrigerator, and coffee maker. One dedicated receptacle to be provided for microwave in upper cabinets and a minimum of (2) outlets at the countertop. Furnish and install Mannington VCT flooring with 4” vinyl. Colors to be selected by tenant.

Item 2:	Conference Rooms to have core drilled outlet for power and data. Tenant to confirm final location of outlet prior to work being started. Provide blocking and power for TVs where required. Final locations to be confirmed with tenant before start of work. Furnish and install 6” recessed multi-zone lighting on dimmer switches where required.

Item 3:	Coffee Area to have approx. 5’ -0” linear feet of building standard upper and lower laminate cabinets and countertops. Countertop to be Wilsonart plastic laminate with stainless steel hand wash sink. Provide additional waterline for coffee maker if required.

Item 4:	Data Center to have (4) dedicated outlets. 1.5 Ton Fujitsu slim supplemental cooling shall be provided and installed by landlord. Provide door with a minimum of a 2’’ undercut or a louvered vent. Furnish and install VCT flooring and vinyl base. Colors to be selected by tenant. Furnish and install 4’ x8” fire-rated plywood panels as required by tenant. Final location of 4’x8’ plywood to be verified by tenant prior to install. Return core drill.

Item 5:	Furnish and install 3’-0” x 8’-0” glass Herculite doors. Doors to have ADA lever passage hardware unless otherwise requested by tenant. Colors to be selected by tenant. Door type will vary based on building location.

Item 6:	Furnish and install wire whips where necessary for workstations. Tenant to be responsible for connection to work stations.

Item 7:	Furnish and install adjustable white melamine shelves at all closets.

Item 8:	Furnish and install 20’-0” of vision panels at Large Conference Room.

Item 9:	Furnish and install 8’-0” of vision panels at Collaborative Space.

Notes:

Note 1:	Exhibit is based on drawings dated 4-22-14

Note 2:	All walls to be primed and painted Sherwin Williams flat finish unless otherwise specified. Door frames and trim work to be painted Sherwin Williams semi-gloss finish unless otherwise specified. Colors to be selected by tenant.

Note 3:	All interior walls framed 1’-0” above ceiling and insulated.

Note 4:	Furnish and install new 9/16” white ceiling grid with existing 2’ x 2’ ceiling tile and diffusers. All tiles to be free of chips and cracks.

Note 5:	Landlord to provide existing T-5 basket fixture lighting throughout space.

Note 6:	Furnish and install 3’-0” x 8’-0” solid core Five Lakes doors or approved equal. Door finishes to be selected by tenant throughout except where otherwise noted. Doors to have ADA lever passage hardware with brushed nickel finish unless otherwise requested by tenant.

Note 7:	Furnish and install 18”x60” glass clearstory at all perimeter offices. Glass to be installed with brushed aluminum “u” channels in a finished sheet rocked opening.

Note 8:	Furnish and install building standard 26 oz. textured loop carpet except where specified. Carpet base to be 4” bound carpet. Color to be selected by tenant.

Note 9:	Existing window blinds to remain and be in good working order.

Note 10:	Tenant to supply and install office furniture and all kitchen appliances.

Note 11:	Landlord will be responsible for all rough voice and data wiring throughout the space. Tenant will be responsible for contracting phone service to suite, installation of their voice and data equipment and termination of all phone and data lines.

Note 12:	Tenant is responsible for their own security and card access systems.

Note 13:	Tenant to supply all kitchen appliances. Landlord to install kitchen appliances once delivered to the suite.

Note 14:	Landlord to review drawings with the Tenant before work begins to make certain both parties agree on the improvements.

EXHIBIT E-1

WORK LETTER

THIS Work Letter is attached to and forms a part of a certain Lease dated                 ,     between Regado Biosciences, Inc., as Tenant, and 106 Allen Road LLC, as Landlord.

1. Definitions. As used herein, a “Tenant Delay is delay in the performance of the Landlord Work (defined below) that occurs solely because of any of the following reasons: (a) Tenant fails to timely furnish any information or deliver or approve any required documents within 5 business days after request by Landlord, (b) any requested change by Tenant to the Approved Plans that results in additional time for the construction, or (c) Tenant or its agents, contractors or representatives otherwise delays completion of the Landlord Work by interfering with such construction during installation of Tenant’s furniture, fixtures or equipment. As used herein, “Substantial Completion,” or “Substantially Completed” means that all of the following have been performed: the Landlord Work in the Premises is completed in accordance with the Approved Plans, and Tenant is permitted to occupy the Premises and to conduct business therein, and, Tenant has been furnished with a temporary or final certificate of occupancy or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business. Substantial Completion shall have occurred even though minor details of decoration and adjustments remain to be completed by Landlord as provided on the Punchlist (defined herein).

2. Approved Plans.

(A) Approval Process. Attached as Exhibit A is a Preliminary Layout of the Premises (the “Preliminary Layout”) which has been approved by Landlord and Tenant. Landlord will cause to be prepared for Tenant’s approval plans and specifications, including the specifications of Tenant attached hereto (the “Plans”) based upon the Preliminary Layout. Tenant will review and approve or disapprove the Plans within five (5) working days following receipt thereof. Tenant will sign the Final Plan Approval per Exhibit E-2 upon approval. If the Plans are not fully approved by both Landlord and Tenant within five (5) working days after receipt thereof by Tenant, then Landlord shall cause the Plans to be revised to accommodate Tenant’s objections or requests. After the Plans are revised and approved by Tenant, the “Approved Plans” shall mean the final approved Plans, as amended from time to time by any approved changes thereto. The “Landlord Work” shall mean all improvements to be constructed to the Premises and Building in accordance with and as provided in the Approved Plans. Tenant shall, at Landlord’s request, sign the Approved Plans to evidence its review and approval thereof. Without limitation, the Approved Plans must incorporate the items and specifications attached hereto. If Tenant requests any revisions to the Plans that cause the Premises to vary from the Preliminary Layout and that result in additional cost to the Landlord, Landlord shall inform Tenant of the cost of such revisions, and such costs shall be paid by Tenant after Tenant takes occupancy of the Premises.

3. Cost of Landlord Work.

(a) Costs of the Landlord Work. Landlord shall perform or cause to be performed, all Landlord Work, at Landlord’s sole cost and expense, including obtaining all permits, inspections, costs for the design and engineering of the Landlord Work and preparation of the Approved Plans, and all costs of construction fees, management, labor and materials, including any overtime costs, if performed. Landlord shall have the responsibility for ensuring that all inspections, approvals, and/or permits for any and all aspects of the Landlord Work are obtained from all applicable and appropriate local, state and federal governmental authorities and for complying with all requirements of all such governmental authorities which are required for Tenant to undertake installation of the Tenant’s improvements, to install its fixtures in the Premises, to open its offices, and to obtain a a temporary or final certificate of occupancy or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business.

During the construction of the Landlord Work, Tenant or its contractor shall have the right from time to time to inspect the aspects of the same that affect the Premises, without any obligation by Tenant to do so. Landlord and its contractor shall coordinate the work of the general contractor with Tenant’s and all other contractors employed by the parties for construction of their respective improvements. In the event of a dispute, Landlord shall notify Tenant in writing of the same. Landlord and Tenant agree to cooperate with each other in order that the Landlord Work and Tenant’s work shall be completed in a timely fashion and at no increase in cost to the other.

(b) Change Orders. Tenant may initiate changes in the Landlord Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; however, if such requested change would adversely affect (in the judgment of Landlord) (i) the Building’s structure or the Building’s roof, or (ii) the exterior appearance of the Building, Landlord may withhold its consent in its sole and absolute discretion. In the event any such change increases the total construction costs, and if Tenant approves such cost and elects to proceed with the requested change, Landlord shall incorporate the requested change into the Landlord Work, and Tenant shall pay the amount of such approved costs for the change order work. Landlord will notify Tenant at the time Tenant requests the change in the Landlord Work whether such change will result in additional construction time or be considered a “Tenant Delay”, and if Tenant continues to elects to have Landlord proceed with the change, the additional time identified by Landlord will be a Tenant Delay for such days. However, if the change requested by Tenant does not result in any specified additional construction days, the change will not be deemed a Tenant Delay. In no event will a requested change by Tenant constitute a Tenant Delay if the change results from non-conforming or defective Landlord Work.

4. Performance; Purchase of Materials. After the Approved Plans have been approved, Landlord shall cause the Landlord Work to be performed in accordance with the Approved Plans. Landlord represents and warrants that upon its delivery of the Premises to Tenant, the Landlord Work and the Premises shall be completed in a good and workmanlike manner, in accordance with all Approved Plans and in compliance with applicable Laws. All materials and equipment incorporated and installed pursuant to the Approved Plans shall be new and in working condition. Landlord shall provide a one-year warranty from the date of completion, under which any defects or work not in compliance with the Approved Plans (excluding normal wear and tear) shall be corrected or replaced within one year after Substantial Completion. Tenant shall notify Landlord of any of Landlord Work affecting the Premises or Tenant’s use and occupancy thereof of which Tenant is aware that requires such correction or replacement, and Landlord shall perform, or cause its contractor to perform, such warranty work.

5. Liens. At the conclusion of the Landlord Work, Landlord shall obtain appropriate lien waivers from each party performing any of the Landlord Work. The Building shall be free of all contractors’, mechanics’, and materialmen liens.

6. Construction Schedule. Landlord shall provide a construction schedule for commencement and completion of the Landlord Work, which Landlord shall provide to Tenant for Tenant’s review and approval. The construction schedule shall require that all Landlord Work to be completed, and a temporary or final certificate of occupancy is issued to Tenant or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business. Landlord and Tenant shall reasonably cooperate so that Tenant may enter on the Premises after the effective date of this Lease and install the telecommunications and data services and fixtures, furniture and equipment desired by Tenant, provided Tenant does not unreasonably interfere with Landlord Work.

7. Walk-Through, Punchlist. When Landlord determines that the Landlord Work in the Premises is Substantially Completed, Landlord will notify Tenant and thereafter at a mutually acceptable date, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for the final completion of the Landlord Work, and a punchlist of such items shall be prepared and signed by both parties. Landlord shall cause the contractor performing the Landlord Work to complete all punchlist items within 30 days after the punchlist is complete. In no event may completion of the punchlist items disrupt Tenant’s use or occupancy of the Premises or Tenant’s installation of its fixtures and improvements.

8. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:

Telephone:
Facsimile:

Tenant’s Representative:

Telephone:
Facsimile:

EXHIBIT E-2

FINAL PLAN APRROVAL BY TENANT

FOR LEASE DATED

The Final plans dated                     for the Premises located at 106 Allen Road, Liberty Corner, NJ on behalf of the Tenant, Regado Biosciences, Inc. are hereby approved.

It is understood that on behalf of the Landlord, Change Orders will be issued for all work that, at Tenant’s request, modifies these approved Final Plans. These Change Orders must be signed by an authorized representative of Tenant and Tenant is solely responsible for all costs, charges and overhead if any, resulting from these Change Orders. Tenant will also be responsible for any delay in the completion of the Premises related to these Change Orders.

Approved by Tenant,

Name:
Title:
Date:

EXHIBIT F

CONFIRMATION OF COMMENCEMENT DATE

THIS CONFIRMATION AGREEMENT is made and agreed upon as of this              day             ,              by and between 106 Allen Road LLC, a New Jersey limited liability company (the “Landlord”), Regado Biosciences, Inc. (the “Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant have previously entered into that certain lease agreement dated             ,             (the “Lease”), covering certain premises located in              as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to the commencement of the term of the Lease;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto mutually agree as follows:

1. For the purpose of confirming the establishment of the Commencement Date, as required by the provisions of the Lease, Landlord and Tenant hereby agree that:

a. The date of             ,              is hereby established as the “Commencement Date” referred to in the Lease; and

b. The date of             ,              is hereby established as the “Expiration Date” referred to in the Lease.

2. The Rentable Area of the Premises is             square feet and the Rentable Area of the Building is              square feet.

3. Tenant’s Proportionate Share, as defined in the Lease, as of the Commencement Date, is              percent (    %).

4. This Confirmation Agreement and each and all provisions hereof shall inure to the benefit of, or bind, as the case may require, the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first written above.

TENANT:

Regado Biosciences, Inc.

By:

Name:
Its:

LANDLORD:

106 Allen Road LLC, a New Jersey Limited Liability Company

By:
Its:

F-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey 07920

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The Company announced that its board of directors appointed R. Don Elsey, age 61, to serve as the Company’s Senior Vice President, Finance and Chief Financial Officer, effective as of May 5, 2014.

Prior to joining the Company, from December 2012 to February 2014 Mr. Elsey served as chief financial officer of LifeCell, Inc., a privately held regenerative medicine company. From June 2005 to December 2012, he served in numerous finance capacities, most recently as senior vice president and chief financial officer, at Emergent BioSolutions Inc., a publicly held biopharmaceutical company. He served as the director of finance and administration at IGEN International, Inc., a publicly held biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey serves on the board of directors of RegeneRx Biopharmaceuticals, a publicly traded biopharmaceuticals company. He received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

Mr. Elsey has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

On April 25, 2014, the Company and Mr. Elsey entered into an employment agreement (the “Employment Agreement”), which takes effect as of May 5, 2014. The Employment Agreement provides for, among other things: (i) an initial annual base salary of $350,000, (ii) eligibility for an annual target cash bonus of up to 35% of annual base salary, based on the achievement of certain individual and corporate objectives as established by the board of directors or compensation committee for each year, (iii) reimbursement of reasonable expenses for travel between his place of residence in Maryland and our office in Basking Ridge, New Jersey and for lodging in the Basking Ridge area, of up to $25,000 per year, (vi) in the event we terminate Mr. Elsey’s employment without “Cause” (as defined in the Employment Agreement) or in the event that Mr. Elsey resigns for “Good Reason” (as defined in the Employment Agreement) within 12 months following a Change in Control (as defined in the Employment Agreement), payments equal to the sum of 12 months of base salary and the target annual bonus payable bimonthly in accordance with customary payroll practices and continuation of health insurance benefits for 12 months. In addition, if Mr. Elsey is terminated without Cause or resigns for Good Reason, in each case within 12 months following a Change in Control, then all unvested options and other equity awards held by Mr. Elsey at the time that such termination occurs will be accelerated and deemed to have vested in full as of his termination date. Subject to the approval of the Company’s compensation committee at its next meeting, Mr. Elsey will receive an initial option grant exercisable for 250,000 shares of the Company’s common stock, 62,500 of which shall be fully vested as of the date of grant and the remainder of which will vest monthly over three years.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release announcing the new appointment is attached hereto as Exhibit 99.1.

Appointment as Principal Financial Officer

As Chief Financial Officer, Mr. Elsey will take over the role of principal financial officer of the Company from Christopher Courts, our current Vice President, Finance and principal financial officer. Mr. Courts will remain with the Company in his current role of Vice President, Finance but will cease to be our principal financial officer effective upon commencement of Mr. Elsey’s employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated April 25, 2014.

99.1	Press Release, dated May 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: May 1, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated April 25, 2014.

99.1	Press Release, dated May 1, 2014

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated April 25, 2014 and effective as of the Commencement Date (as defined in Section 1.2), is by and between REGADO BIOSCIENCES, INC., a Delaware corporation (the “Company”) and R. DON ELSEY (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Senior Vice-President, and Chief Financial Officer and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and continue to serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The employment relationship hereunder shall be for the period (such period of the employment relationship shall be referred to herein as the “Term”) commencing on May 5, 2014 (the “Commencement Date”) and ending upon the termination of this Agreement and the Executive’s employment hereunder by either party hereto pursuant to the terms of Section 4.1, Section 4.2, Section 4.3 or Section 4.4. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render exclusive and full-time services to the Company. The Executive shall serve in the capacity of Senior Vice-President and Chief Financial Officer.

Section 2.2. Duties. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and be subject to the lawful direction of the Company’s Board of Directors (the “Board”) and/or the CEO. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Senior Vice-President and Chief Financial Officer, as the Board and/or the CEO shall from time to time direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board and/or the CEO, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the CEO’s prior written consent, provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing the Executive’s passive personal investments, or (iii) continuing to serve on the boards of directors (or similar governing bodies) and/or advisory boards of RegeneRx Biopharmaceuticals and cancer Support Community on which the Executive served prior to his commencement of employment with the Company, so long as, in each case, the number of such boards is limited to no more than two and such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board) and as approved by the CEO.

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be at the principal executive office of the Company (currently located in Basking Ridge, New Jersey). Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $350,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base salary shall be subject to periodic adjustments as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time.

(b) Annual Bonus. For each calendar year ending during the Term (beginning with the calendar year ending December 31, 2014), the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to thirty-five percent (35%) of the Base Salary earned by the Executive for such calendar year (the “Target Annual Bonus”). The Annual Bonus will be prorated for the current year (2014) according to the number of months remaining in the year, following the Commencement Date, and based on the Executive’s length of employment during such year. The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the CEO with respect to the establishment of the Executive’s individual objectives) for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Board or the Compensation Committee (taking into account the input of the CEO with respect to the level of achievement of the Executive’s individual objectives), in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment. No partial or prorated bonuses will be provided (other than for 2014, if at all, as stated above).

(c) Equity Compensation.

(i) Initial Option Grant. Subject to formal approval by the Compensation Committee of the Board, at the next meeting of the Compensation Committee held on or following the Commencement Date, the Executive will be granted options (the “Initial Option Grant”) to purchase up to 250,000 shares of the Company’s common stock (at a per share exercise price equal to fair market value per share of the Company’s common stock as of the date of grant in accordance with the terms of the 2013 Plan (as defined below)). The Initial Option Grant shall be subject to the terms and conditions established within the Company’s 2013 Equity Compensation Plan (as the same may be amended from time to time) or any successor equity compensation plan as may be in place from time to time (the “2013 Plan”) and separate stock option agreement between the Company and the Executive (the “Initial Stock Option Agreement”). The Initial Stock Option Agreement will provide that, among other things: (A) 62,500 of such shares shall be fully vested as of the date of the Initial Option Grant, and (B) the remaining shares shall vest ratably in equal monthly installments over a three (3) year period, commencing with the one (1) month anniversary of the Commencement Date and continuing on the same day of each calendar month thereafter through and including the thirty-six (36) month anniversary of the Commencement Date, in each case, subject to the Executive’s continued employment with the Company on the applicable vesting date.

(ii) The Executive also shall be eligible to receive from time to time additional Stock Options, Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the 2013 Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

(d) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(e) Paid Vacation. The Executive shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team; provided, however, that Executive shall be entitled to no less than twenty (20) paid vacation days per calendar year during the Term.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. Further, but without duplication, the Company will reimburse the Executive for (a) the reasonable expenses the Executive incurs for travel between his home in 2425 Pebblebrook Ct, Davidsonville, Maryland 21035 and the Company’s office in Basking Ridge, New Jersey and (b) the reasonable expenses the Executive incurs in connection with his lodging in the Basking Ridge, New Jersey area (but, in each case, specifically excluding any personal travel or lodging expense); provided, however, in no event shall the reimbursement amount for such travel and lodging expenses exceed $25,000 per year. In order to receive reimbursement under this Section, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause.

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon written notice to the Executive.

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that results in a material injury (whether financial or otherwise) to the business or reputation of the Company or any of its Affiliates; (ii) the Executive’s commission of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (including entry of a nolo contendere plea); (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board or the CEO from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); (iv) the Executive’s breach of this Agreement, the Covenants Agreement (as defined in Section 5.1 below) or any Company policy, which is not cured upon ten (10) days prior written notice (unless such breach is not susceptible to cure, as determined in the reasonable discretion of the Board); or (v) the Executive’s misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony).

(c) If the Executive’s employment is terminated pursuant to Section 4.1(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b)); and

(ii) subject to Section 4.5 and Section 4.6:

(A) payments equal to the sum of twelve (12) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) and the Executive’s Target Bonus for the calendar year in which the Termination Date occurs (in each case, less applicable withholdings and authorized deductions), to be paid semi-monthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following such termination of employment (the “Severance Payments”); and

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the twelve (12) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 5.16).

Section 4.2. Termination for Cause; Voluntary Termination.

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time for any reason or no reason upon ninety (90) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.3) for purposes of Section 4.3 of this Agreement or otherwise.

(b) If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date, but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3. Termination for Good Reason within 12 Months following a Change in Control.

(a) Notwithstanding the provisions of Section 4.2, if the Executive resigns for Good Reason within twelve (12) months following a Change in Control of the Company, the provisions of this Section 4.3 shall control.

(b) As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) a relocation by the Company of the Executive’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a 50 mile radius of Basking Ridge, New Jersey; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d) If the Executive’s employment terminates pursuant to Section 4.3(a) (i.e., the Executive resigns for Good Reason within twelve (12) months following a Change in Control of the Company), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.5 and Section 4.6:

(a) the Severance Payments, payable in accordance with the terms of Section 4.1(c)(ii)(A); and

(b) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company will provide the COBRA Assistance, which COBRA Assistance will be payable in accordance with, and subject to the terms set forth in, Section 4.1(c)(ii)(B).

Section 4.4. Termination Resulting from Death or Disability.

(a) As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the Executive’s employment is terminated pursuant to Section 4.4(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.5. Release Agreement. In order to receive the Severance Payments or the COBRA Assistance set forth in Section 4.1 or Section 4.3 (in each case, if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments and COBRA Assistance pursuant to Section 4.1 or Section 4.3, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments and COBRA Assistance are subject to the Executive’s execution of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

Section 4.6. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments and the COBRA Assistance will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release Agreement or any other agreement the Executive has with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

Section 4.7. Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

Section 4.8. Equity Vesting Acceleration. In the event that, within twelve (12) months following a Change in Control of the Company, the Company terminates the Executive’s employment hereunder without Cause (other than by reason of death or Disability) or the Executive resigns for Good Reason, all stock options and other awards that the Executive may have under the 2013 Plan (including the Time-Based Interests and the Performance-Based Interests of the Initial Option Grant) shall vest and, in the case of stock options or like awards, become exercisable, to the extent not already vested and (if applicable) exercisable, on the Termination Date.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Company Proprietary Information, Inventions, and Noncompetition Agreement. The Executive agrees to execute and be bound by the Proprietary Information, Inventions, and Noncompetition Agreement (“Covenants Agreement”) attached hereto as Schedule A, the terms of which are incorporated herein by reference. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Entire Agreement. This Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement and the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the Covenants Agreement. No agreement, promise or statement not contained in this Agreement or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Regado Biosciences, Inc.
120 Mountain View Boulevard
Basking Ridge, NJ 07920
Attn: Board of Directors

With a copy to:

Cooley LLP
500 Boylston St.
Boston, MA 02116
Attn: Michael N. Sheetz, Esq.

If to the Executive, to:

R. Don Elsey
2 Carriage Court
Warren, New Jersey 07059

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of New Jersey and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 or 4.3 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.17. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Company will bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.17, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Regado Biosciences, Inc.

By:	/s/ David J. Mazzo, Ph.D.
Name: David J. Mazzo, Ph.D.
Title: Chief Executive Officer

EXECUTIVE

/s/ R. Don Elsey
R. Don Elsey

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

SCHEDULE A

Proprietary Information, Inventions, and Noncompetition Agreement

Exhibit 99.1

Regado Biosciences Appoints R. Don Elsey Chief Financial Officer

Basking Ridge, N.J. – May 1, 2014 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the late-stage clinical development of its first-in-class, actively controllable antithrombotic drug system, REG1, today announced the appointment of R. Don Elsey as Senior Vice President, Finance, and Chief Financial Officer. Mr. Elsey will be responsible for leading Regado’s financial strategy and operations along with its financial reporting and controls activities.

“We are pleased that such an accomplished CFO has joined Regado,” said David J. Mazzo, Ph.D., Chief Executive Officer of Regado Biosciences. “We expect that Don’s long track record of building value in life science companies for public shareholders as a creative and disciplined CFO will make him a high impact addition to our executive team. We look forward to his contributions as we enter a pivotal stage of growth at Regado.”

Mr. Elsey has more than 25 years of financial management and operations experience. Most recently, Mr. Elsey served as Chief Financial Officer and Executive Vice President at LifeCell Corporation where he was responsible for leading the establishment and implementation of the company’s new strategic plan and assisting in the restructure of three affiliate companies into a single, integrated company. Prior to joining LifeCell in 2012, Mr. Elsey served as Chief Financial Officer, Senior Vice President and Treasurer of Emergent BioSolutions Corporation where he directed the company’s IPO effort, leading to the most successful biotech offering of 2006. Mr. Elsey previously served as Director of Finance & Administration for BioVeris Corporation and, prior to that, held various management positions at PE Corporation (APPLERA) and IBM. Mr. Elsey earned both his BA and MBA from Michigan State University.

Mr. Elsey currently serves on the boards of RegeneRx Biopharmaceuticals, a clinical-stage drug development company focused on tissue protection, repair and regeneration, and the Cancer Support Community, an international non-profit dedicated to providing support, education and hope to people affected by cancer.

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc., is a biopharmaceutical company focused on the discovery and development of novel, oligonucleotide-based actively controllable therapeutics. Our initial focus is on applications in the acute and sub-acute cardiovascular therapeutic area. The company’s lead product candidate, REG1, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. REG1 is currently being evaluated in the REGULATE-PCI trial, a worldwide Phase 3 trial enrolling 13,200 patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes and enhance the patient experience, provide direct therapeutic control to physicians and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to management transition matters, including the future success of members of management in fulfilling their roles and the impact of such success on the Company. Forward-looking statements cannot be guaranteed and are subject to risks and uncertainties, such as failure to effectively transition new management roles or failure of members of management to effectively implement the Company’s strategy. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company has no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

David Schull or Lena Evans

Russo Partners

212-845-4271

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com

Investor Relations Contacts:

Tricia Truehart

Trout Group

646-378-2953

regadobio@troutgroup.com

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com